SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
PLANTRONICS, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☑		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
☐		Fee paid previously with preliminary materials.
☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

Ken Kannappan
President and Chief Executive Officer
June 16, 2006
Dear Fellow Stockholders:
      Sound innovation — what does it mean? At Plantronics, we have a commitment to enrich life through the provision of clear sound that has been evident for 45 years — first in lightweight communications headsets, then in telephones for the hearing impaired and most recently in the convergence of audio communications and entertainment. During the past year, our growth in stylish wireless headsets with crystal clear sound continued. Plantronics is ready for the coming trend of combining MP3 players and cell phones with new products of ours that will enhance the user’s experience like never before.
      We are also building the infrastructure that will enable us to succeed for years to come. Some of the pillars that we put in place this year include: growing revenues to $750 million in fiscal 2006 from $560 million in fiscal 2005 — a growth rate of 34%; continued profitability and strong cash flow; the successful launch of a number of new wireless products; the construction and launch of our new manufacturing and development facility in Suzhou, China; the launch of a major U.S. marketing campaign and the acquisition of Altec Lansing and Octiv (now Volume Logic.)
      Our primary goal is to increase stockholder value over the long term. While our profitability did not meet our expectations in fiscal 2006, we believe that we are well positioned to continue to enact our strategic plan in fiscal 2007 to increase revenues and improve profitability. To achieve these objectives, we must be able to attract and retain superior talent in an increasingly competitive environment. At the same time, we are trying to balance our need for excellent people against the cost to stockholders of equity incentive programs. The fungible share program that we are proposing in this proxy statement once again attempts to effectively walk the line of attracting and retaining critical personnel and enhancing stockholder value.
      We request your approval of five key proposals at our Annual Meeting. First, we seek the election of seven members to our Board of Directors. Second, we seek ratification and approval of the amendment of the 2003 Stock Plan, which includes an increase of 1.8 million shares in the common stock issuable thereunder. Third, we seek ratification and approval of an increase of 200,000 shares in the common stock issuable under the 2002 Employee Stock Purchase Plan. Fourth, we seek ratification and approval of the Performance Bonus Plan. Finally, we ask that you ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2007.
      Each of the proposals is discussed in greater detail in the following Proxy Statement. Thank you for your support of Plantronics.
Ken Kannappan

Proxy Statement
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 26, 2006
To the Stockholders:
      Our 2006 Annual Meeting of Stockholders will be held on Wednesday, July 26, 2006 at 10:00 a.m., PDT, at the Plantronics, Inc. Headquarters at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.
      The purpose of the Annual Meeting is to:

1.	Elect seven (7) Directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	Ratify and approve the amendment of the 2003 Stock Plan, which includes an increase of 1.8 million shares in the common stock issuable thereunder.

3.	Ratify and approve an increase of 200,000 shares in the Common Stock issuable under the 2002 Employee Stock Purchase Plan.

4.	Ratify and approve the Performance Bonus Plan.

5.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics for fiscal 2007.

6.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      Only Plantronics stockholders of record at the close of business on June 1, 2006 are entitled to vote at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible. We enclose a postage-prepaid envelope for that purpose. You may also cast your vote by telephone or over the Internet as instructed on the enclosed proxy card. Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has returned a proxy, or voted by telephone or over the Internet.

BY ORDER OF THE BOARD OF DIRECTORS
Rich Pickard
Secretary
Santa Cruz, California
June 13, 2006
YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE OVER THE INTERNET OR BY TELEPHONE, AS INSTRUCTED ON THE PROXY CARD.

PROXY STATEMENT FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
CORPORATE GOVERNANCE
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO APPROVAL OF AMENDMENTS TO THE 2003 STOCK PLAN
PROPOSAL THREE APPROVAL OF AN INCREASE IN SHARES ISSUABLE UNDER THE 2002 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL FOUR APPROVAL OF OUR PERFORMANCE BONUS PLAN
PROPOSAL FIVE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADDITIONAL INFORMATION
Comparison of Five-Year Cumulative Total Returns Performance Graph for Plantronics, Inc.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
APPENDIX A
REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
APPENDIX B REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
APPENDIX C PLANTRONICS, INC. 2003 STOCK PLAN
APPENDIX D PLANTRONICS, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN.
APPENDIX E PLANTRONICS, INC. REGULAR, SUPPLEMENTAL AND OVER ACHIEVEMENT PERFORMANCE BONUS PLAN

PROXY STATEMENT
FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
      Your vote is very important. Our Board of Directors is soliciting proxies for the 2006 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
      This Proxy Statement, the form of proxy and the 2006 Annual Report to Stockholders will be mailed to stockholders of record at the close of business on June 1, 2006, on or about June 16, 2006. The Annual Report is not a part of this Proxy Statement. Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California. Our telephone number at that location is (800) 544-4660.
      The Annual Meeting will be held at 10:00 a.m. PDT on July 26, 2006 at the Plantronics, Inc. Headquarters at 345 Encinal Street, Santa Cruz, California 95060. Please follow the instructions provided on the Proxy Card or via our telephone or internet voting services to indicate if you plan to attend the Annual Meeting in person.
      Plantronics will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group to assist us in the solicitation of proxies from brokers, bank nominees and other institutional owners, for a fee of $7,500, plus customary disbursements. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Plantronics, without additional compensation, personally or by telephone.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING
Who Can Vote?
      The Board of Directors set June 1, 2006 as the record date for the Annual Meeting. All stockholders of record who owned Plantronics common stock at the close of business on June 1, 2006 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. At the close of business on the record date, there were 47,446,749 shares of common stock outstanding.
How Many Votes Are Required to Hold the Annual Meeting?
      The required quorum for the transaction of business at the Annual Meeting is a majority of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.
How Are Abstentions and Broker Non-Votes Treated?
      While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of Directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal as to which the abstention is made.
      Pursuant to regulations promulgated by the New York Stock Exchange (“NYSE”), brokers and other nominees that are NYSE member organizations are prohibited from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. Therefore, for any of your shares held through a broker or other nominee who is a NYSE member organization, such shares will only be voted in favor of Proposals Two, Three and Four if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal. Otherwise, Broker non-votes will not have any effect on the outcome of the voting on a Proposal.

How Many Votes Are Required to Pass a Proposal?
      A plurality of the votes cast is required to elect Directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected.
      A vote is withheld when a properly executed proxy is marked WITHHELD FROM ALL NOMINEES or for all nominees except as noted above for the election of one or more Directors.
      The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters.
How Does the Board Recommend I Vote on the Proposals?
      The Board recommends votes:

•	FOR each of the nominees for the Board of Directors listed in this Proxy Statement.

•	FOR the ratification and approval of the amendment of the 2003 Stock Plan, which includes an increase of 1.8 million shares in the common stock issuable thereunder.

•	FOR the ratification and approval of an increase of 200,000 shares in the common stock issuable under the 2002 Employee Stock Purchase Plan.

•	FOR the ratification and approval of the Performance Bonus Plan.

•	FOR the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the consolidated financial statements of Plantronics for its fiscal 2007.
What Does it Mean to Vote by Proxy?
      By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. In this case, we are asking you to give your proxy to Ken Kannappan, our President and Chief Executive Officer, Barbara Scherer, our Senior Vice President — Finance & Administration, and Chief Financial Officer, and Rich Pickard, our Vice President — Legal, General Counsel and Secretary, and each of them individually (the “Proxyholders”). If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares for the election of the Board’s nominees, for ratification and approval of the amendment of the 2003 Stock Plan, which includes an increase of 1.8 million shares in the common stock issuable thereunder, for ratification and approval of an increase of 200,000 shares in the common stock issuable under the 2002 Employee Stock Purchase Plan, for ratification and approval of the Performance Bonus Plan and for the ratification of the appointment of the independent registered public accounting firm.
What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?
      Most Plantronics stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
      Stockholder of Record. If your shares are registered directly in your name with Computershare, Plantronics’ transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Plantronics. As the stockholder of record, you have the right to grant your voting proxy directly to the Proxyholders or to vote in person at the Annual Meeting. Plantronics has enclosed or sent a proxy card for you to use.
      Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting.
      HOWEVER, SINCE YOU ARE NOT THE STOCKHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. Your

broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.
How Can I Vote?
      Plantronics is offering stockholders of record four methods of voting:

•	You may indicate your vote on the enclosed proxy card by signing and dating the card where indicated and mailing the card in the enclosed prepaid envelope;

•	You may vote by telephone;

•	You may vote over the Internet; and

•	Finally, you may also vote in person at the Annual Meeting.
      Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of Directors.
      Electronic voting by telephone or over the Internet may depend on whether you are a stockholder of record or hold your shares as a beneficial owner as discussed above in the answer to the question: What is the difference between holding shares as a stockholder of record and as a beneficial owner? Stockholders of record may vote electronically by telephone or over the Internet by following the instructions included with their proxy card. Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP’s program.
      Stockholders not wishing to vote electronically over the Internet or whose proxy voting form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy voting card. Signing and returning the proxy card or submitting the proxy over the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.
      All shares entitled to vote and represented by properly completed proxies received before the Annual Meeting and not revoked will be voted at the Annual Meeting as you instructed. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy voting card will be voted as the Board of Directors recommends.
How Can I Vote My Shares in Person at the Annual Meeting?
      Stockholders of Record. Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.
      Beneficial Owners. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
      EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.
What Happens if Additional Proposals are Presented at the Annual Meeting?
      Other than the election of Directors and the four other proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders (Ken Kannappan, our President and Chief Executive Officer, Barbara Scherer, our Senior Vice President — Finance & Administration, and Chief Financial Officer, and Rich Pickard, our Vice President — Legal, General Counsel and Secretary) will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our By-laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Can I Change My Vote?
      You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to the Secretary of the Company at or prior to the taking of the vote at the Annual Meeting or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by timely submitting new voting instructions to your broker or nominee.
How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers?
You may contact us:

•	By mail addressed to:
               Plantronics, Inc.
               345 Encinal Street
               Santa Cruz, CA 95060
               Attn: Investor Relations

•	By calling (831) 426-5858 or (800) 544-4660 and asking for Investor Relations.

•	By leaving a message on the Investor Relations portal of our Website at: http://www.plantronics.com
      We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of our stockholder communications materials. By signing up for electronic delivery, you can receive our proxy materials and stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. To sign up for electronic delivery:

•	Stockholder of Record. If you are a stockholder of record (you hold your Plantronics shares in your own name through Plantronics’ transfer agent, Computershare, or you have stock certificates), visit www.eproxyvote.com/plt to enroll.

•	Beneficial Owner. If you are a beneficial owner (your shares are held by a brokerage firm, a bank or a trustee), visit www.proxyvote.com to enroll.
      Your electronic delivery enrollment will be effective until canceled. If you have questions about electronic delivery, please call Plantronics’ Investor Relations at the numbers set forth above.
What Is “householding”?
      We may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs as well as natural resources. Proxy materials and other stockholder communications to you may be householded based on your prior express or implied consent. If your proxy materials are being householded and you wish to receive separate copies of the Proxy Statement and/or Annual Report, or if you are receiving multiple copies and would like to receive a single copy, you may contact our Investor Relations office by mail, telephone or the Internet, as described above. If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request via e-mail to general.counsel@plantronics.com, by telephone at (800) 544-4660 or in writing to Plantronics’ Corporate Secretary at 345 Encinal Street, Santa Cruz, CA 95060.
Voting by Participants in Plantronics’ 401(k) Plan.
      If a stockholder is a participant in the Plantronics 401(k) Plan, the proxy card will serve as a voting instruction for the trustees of that plan. If shares of common stock in the 401(k) Plan are not voted by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted.
Deadline for Receipt of Stockholder Proposals for 2007 Annual Meeting of Stockholders.
      A stockholder wishing to submit a proposal considered for inclusion in the proxy statement and form of proxy relating to the 2007 Annual Meeting of Stockholders must submit it in the form of a written proposal, and it must be received by Plantronics by the end of the business day on February 16, 2007.
      A stockholder wishing to make a proposal at the 2007 Annual Meeting of Stockholders must submit a written proposal that is received by Plantronics no later than May 2, 2007.
Date of Our Fiscal Year End.
      This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Plantronics, its Officers and Directors. Some of the information is stated as of the end of fiscal 2006 and some information is provided as of a more current date. Each of our fiscal years end on the Saturday closest to the last day of March. Our fiscal 2006 ended on April 1, 2006. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended “March 31” of the given year, even though the actual fiscal year end may have been on a different calendar date.

CORPORATE GOVERNANCE
      Strong corporate governance is an integral part of Plantronics’ core values. Our Company’s corporate governance policies and procedures are available on the Corporate Governance portal of the Investor Relations section of the Company’s website, http://www.plantronics.com. The corporate governance portal includes the Company’s Corporate Governance Guidelines, Board Committee Charters, Worldwide Code of Business Conduct and Ethics, Whistleblower Policy, Stockholder Access to Board of Directors Policy, CEO Statement on Corporate Governance, Investor Relations Communications Policy and Director Candidates Nomination Policy. This information is also available in print to any shareholder by making a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, CA 95060, Attn: Investor Relations.
      We provide below specific information regarding certain corporate governance practices.
Worldwide Code of Business Conduct and Ethics
      The Company has a Worldwide Code of Business Conduct and Ethics which applies to all employees, Senior Officers, and Directors. Any waiver of any provision of the Code for a Director or Executive Officer of the Company must be approved in writing by the Board and promptly disclosed to our stockholders. For further information see the Corporate Governance portal of the Investor Relations section of the Company’s website, http://www.plantronics.com.
Whistleblower Policy
      The Plantronics Audit Committee has established a whistleblower hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected violations including but not limited to accounting, internal controls, or auditing matters, conflicts of interest, fraud, harassment, policy violations, environmental violations, substance abuse, theft and workplace violence. For further information see the Corporate Governance portal of the Investor Relations section of the Company’s website, http://www.plantronics.com.
Stockholder Access to Board of Directors Policy
      The Company’s Stockholder Access to the Board of Directors Policy outlines methods by which shareholders may communicate with Directors. Stockholders may communicate directly with the full Board, the Presiding director, the non-management Directors as a group, or with specified individual Directors by any one of several methods. Communications marked confidential will not be screened prior to delivery to the addressed parties. For further information see the Corporate Governance portal of the Investor Relations section of the Company’s website, http://www.plantronics.com.
Formation of a Qualified Legal Compliance Committee
      The Audit Committee was designated by the Board of Directors to act as a Qualified Legal Compliance Committee (“QLCC”). Please see the description of this QLCC under the heading Audit Committee on page 9.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
      A Board of seven Directors is to be elected at the 2006 Annual Meeting of Stockholders. One of the nominees listed below is standing for election. Six of the nominees listed below are standing for re-election. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for Plantronics’ seven nominees named below. If any nominee of Plantronics is unable or declines to serve as a Director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a Director. The term of office for each person elected as a Director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.
      The names of the nominees and certain information about them as of June 1, 2006 are set forth below:

			Director
Name of Nominee	Age	Positions With Plantronics	Since

Marv Tseu(1)(2)(3)	58	Director and Chair of the Board	1999
Ken Kannappan	46	Director, President and Chief Executive Officer	1999
Gregg Hammann(2)(3)	43	Director	2005
Marshall Mohr(1)(2)	50	Director	2005
Trude Taylor(3)(4)	85	Director	1989
Roger Wery(1)(4)	45	Director	2001
John Hart(5)	60	Director	2006

(1)	Member of the Nominating and Corporate Governance Committee

(2)	Member of the Audit Committee

(3)	Member of the Compensation Committee

(4)	Member of the Mergers and Acquisitions Committee

(5)	Appointed to the Board of Directors in 2006 and standing for election.
      The Board of Directors currently consists of seven (7) members. Mr. John Hart was appointed as a Director on March 8, 2006 by the full Board of Directors upon recommendation by the Nominating and Corporate Governance Committee, in accordance with the charter and principles of that Committee.
Vote Required
      If a quorum is present in person or represented by proxy at the 2006 Annual Meeting of Stockholders, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting, but will have no other legal effect upon the election of Directors under Delaware law.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.
Business Experience of Directors
      Mr. Tseu was elected to the Board of Directors in 1999 and serves as Chair of the Board and the Presiding Director of executive sessions. Since May 2006 Mr. Tseu has served as Chief Executive Officer and Director of Axesstel, Inc., a leader in the design and development of fixed wireless voice and broadband data products. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and a founder of Active Reasoning, Inc., an early stage private company that produces resource management software to help enterprises manage their IT operations. Since November 2001, Mr. Tseu has also been a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu was President and Chief Executive Officer of SiteSmith, Inc., a provider of outsourced Internet site operations that he co-founded. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products.
      Mr. Kannappan has served as President and Chief Executive Officer of Plantronics and as a member of the Board of Directors since 1999. He joined Plantronics in February 1995 as Vice President of Sales and was promoted to various positions and named President and Chief Operating Officer in March 1998. Prior to joining Plantronics, Mr. Kannappan was Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated, where he was employed for 10 years. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and an M.B.A. from Stanford University. Mr. Kannappan is a member of the Board of Directors of Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry, and a Director of Integrated Device Technology, Inc., a manufacturer of communications integrated circuits.
      Mr. Hammann has been a member of the Board of Directors since 2005. He has been Chairman, President and Chief Executive Officer of Nautilus, Inc., a leading manufacturer of health and fitness products, since 2003. Previously, he held leadership positions at Levi Strauss & Company, including Chief Customer Officer and President of the Americas, and at Coca-Cola Company where he was Vice President, Fountain CMG, and Officer and Director of Strategic Issues. Mr. Hammann also has held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. Mr. Hammann graduated from the University of Iowa. Mr. Hammann has an M.B.A. from the University of Wisconsin and Director Certification from UCLA. Mr. Hammann is a member of the Board of Directors of RedEnvelope, Inc., a branded online retailer of upscale gifts.
      Mr. Mohr has been a member of the Board of Directors since 2005. He has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics, since March 2006. Prior to joining Intuitive Surgical, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc. Prior to joining Adaptec in July 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers where he was most recently the managing partner of the firm’s west region technology industry group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr received his B.B.A. in accounting and finance from Western Michigan University. Mr. Mohr is a member of the Board of Directors of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products. Mr. Mohr also serves as the Chairman of Atheros, Inc.’s Audit Committee.
      Mr. Taylor has been a member of the Board of Directors since 1989. He has been a private investor since 1987 and a principal in TC Associates, a management consulting firm, since 1984. Earlier in his career, Mr. Taylor was Chairman of the Board of Directors, President and Chief Executive Officer of Electronic Memories and Magnetics Corporation, a manufacturer of computer peripherals. Mr. Taylor is currently a Director of Professional Business Bank and several privately held corporations.
      Mr. Wery has been a member of the Board of Directors since 2001. He is a Director and employee of PRTM, a management consulting firm that provides consulting services to technology-centric companies. He advises telecommunications services and equipment providers, as well as computer and semiconductor companies. He assists senior management of these organizations in formulating and implementing growth strategies, as well as enterprise-wide performance improvement initiatives. Mr. Wery joined PRTM in April 2000. Prior to joining PRTM, Mr. Wery was an Executive Vice President of Adventis (previously Renaissance Worldwide, Inc.), an international consultancy, and also spent six years with Mercer Management, a consulting arm of Marsh & McLennan Company.
      Mr. Hart has been a member of the Board of Directors since March 2006. He is a former senior vice president and Chief Technology Officer of 3Com. At 3Com, Mr. Hart was responsible for the overall strategic direction of the company during the 10 year period (September 1990-September 2000) in which it grew annual revenue from $400 million to almost $6 billion. He architected and led 3Com’s “Fast, Cheap and Simple” (FCS) first/last mile networking strategy and was responsible for 3Com’s Advanced Development Lab which pioneered Ethernet adapter and switch solutions, 802.11 solutions, and cable modems/low cost routers. Prior to 3Com, Mr. Hart was vice president of engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products. Mr. Hart holds a BS in Mathematics from the University of Georgia.
Board Meetings and Committees
      The Board of Directors of Plantronics held a total of six meetings, and acted by unanimous written consent four times, during the fiscal year ended March 31, 2006. The Directors met twice in executive sessions without Mr. Kannappan present. The Board of Directors has three formal committees, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors also has an informal Mergers & Acquisitions Committee (“M&A Committee”). This M&A Committee was formed in March 2005 to advise management during the early stages of merger and acquisition activity. Any merger or acquisition transaction that involves the transfer of $5 million or more of consideration will be reviewed by the Board of Directors prior to completion. Each of the three formal committees of the Board has adopted a written charter which is available at the Corporate Governance Portal of the Investor Relations section of the Company’s website, http://www.plantronics.com. This information is also available in print to any shareholder by making a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, CA 95060, Attn: Investor Relations.
      Each Director attended more than 75% of the meetings of the Board of Directors and more than 75% of the meetings of the committees upon which that Director served.
Board of Directors Education
      On February 27, 2006 all members of our Board of Directors except Mr. Hammann actively participated in an 8-hour program on corporate governance and Director education. The program was accredited by Institutional Shareholder Services (“ISS”). Mr. Hammann previously attended courses that provided him with ISS accreditation.
Board of Directors Attendance at Annual Meetings
      The Company recognizes that Directors’ attendance at annual meetings can provide investors with an opportunity to communicate with directors about issues affecting the company. Although we have not adopted a formal policy, we encourage all of our Directors to attend the Plantronics annual meeting each year. In the event that a Director cannot attend in person, the Company encourages Directors to attend telephonically. In fiscal 2006, one Director attended the July 21, 2005 Annual Meeting of Plantronics in person and five directors attended telephonically.
Audit Committee
      The Audit Committee consisted of Directors Tseu, Hammann, and Mohr (Chair). The Audit Committee met six times during fiscal 2006. This Committee is responsible for overseeing actions taken by Plantronics’ financial reporting staff, internal control processes, and for hiring and supervising the independent registered public accounting firm, among other matters. The Board of Directors has determined that each member of the Audit Committee is, and has been at all times during the 2006 fiscal year, “independent” as defined by the NYSE listing standards and that Directors Tseu, Hammann and Mohr are “audit committee financial experts” as that term has been defined by the Securities and Exchange Commission (“SEC”). A report of the Audit Committee is attached to this Proxy Statement as Appendix A.
      The Audit Committee was designated by the Board of Directors to act as a Qualified Legal Compliance Committee (“QLCC”) The QLCC was created to review any report made directly, or otherwise made known to the QLCC by attorneys employed or retained by the Company or its subsidiaries of a material violation of

US federal or state securities or other law. The QLCC may receive and consider reports, investigate them, retain material experts or counsel to assist or advise them and make recommendations of an appropriate response. The QLCC may notify the SEC of any material violation.
Compensation Committee
      The Compensation Committee consisted of Directors Taylor (Chair), Tseu and Hammann, each of whom meets the requirements for independence as defined under the NYSE listing standards. The Compensation Committee met four times during fiscal 2006. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other highly compensated employees of Plantronics and administers various incentive compensation and benefit plans. A report of the Compensation Committee is attached to this Proxy Statement as Appendix B.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee consisted of Directors Tseu (Chair), Wery and Mohr, each of whom meets the requirements for independence as defined by NYSE listing standards. The Nominating and Corporate Governance Committee held two meetings during fiscal 2006. The Nominating and Corporate Governance Committee is responsible under the direction of the Board for identifying and interviewing potential additions or replacement members of the Board and assists the Board in determining the appropriate governance guidelines for the Board, management and the Company.
      Generally, the Nominating and Corporate Governance Committee will review the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Nominating and Corporate Governance Committee determines, a search firm. Such review may, in the Nominating and Corporate Governance Committee’s discretion, include a review solely of information provided to the Nominating and Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating and Governance Committee deems proper, including the retention of third parties to review potential candidates.
      Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board can do so by writing to the Secretary of Plantronics at its principal executive offices giving each such person’s name, biographical data and qualifications, not less than 20 days prior to the Annual Meeting. Any such recommendation should be accompanied by a written statement from the person recommended of his or her consent to be named as nominee and, if nominated and elected, to serve as a Director. Plantronics’ By-laws also contain a similar procedure for stockholder nomination of Directors. Additional information regarding director nominations can be found in our Corporate Governance Guidelines which are posted on the Corporate Governance portal of Investor Relations section of the Company’s website, http://www.plantronics.com.
      In its evaluation of Director candidates, including the members of the Board of Directors eligible for re-election, the Committee will consider the current size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors and the qualifications of candidates in light of these needs as well as such other factors as the Committee may consider appropriate.
      The Nominating and Corporate Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.
Compensation of Directors
      Prior to January 2, 2006, each Director of Plantronics, other than Mr. Kannappan, received a retainer fee of $5,000 per quarter, and the Chair of the Board received a quarterly retainer fee of $10,000. As of January 2, 2006, each Director of Plantronics, other than Mr. Kannappan, receives a retainer fee of $7,500 per quarter, and the Chair of the Board receives a quarterly retainer fee of $12,500. Directors also were entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings.
      Until January 2, 2006, each director, other than Mr. Kannappan, also received a fee of $1,000 for attendance at each regularly scheduled quarterly meeting of the Board and each executive session of the Board that is not on the same date as a regularly scheduled quarterly meeting of the Board, and the Chair of the Board received a fee of $2,000 for attendance at each such meeting. Beginning January 2, 2006, no attendance fees will be paid to directors for meetings of the Board.
      Until January 2, 2006, each member of the Compensation Committee received $1,000 for attendance at each regularly scheduled committee meeting, and the Chair of the Compensation Committee received $2,000 for attendance at each such meeting. As of January 2, 2006, each member of the Compensation Committee receives a quarterly retainer fee of $750, and the Chair of the Compensation Committee receives a quarterly retainer fee of $1,250. As of January 2, 2006, no meeting attendance fees are paid to Compensation Committee members.
      Each quarter, the Audit Committee reviews and approves in a telephonic or regular committee meeting Plantronics’ quarterly and year-to-date financial statements prior to public disclosure. The Audit Committee members do not receive compensation for their attendance at telephonic meetings. Until January 2, 2006, for all other meetings of the Audit Committee, each member received $1,000 for their attendance, and the Chair of the Audit Committee received $2,000 for attendance at each such meeting. As of January 2, 2006, for all other meetings of the Audit Committee, each member receives a quarterly retainer fee of $1,250, and the Chair of the Audit Committee receives a quarterly retainer fee of $2,500. As of January 2, 2006, no meeting attendance fees are paid to Audit Committee members.
      Until January 2, 2006, members of the Nominating and Corporate Governance Committee, including the Chair, received $1,000 in each quarter in which there was an active search underway for a new member of the Board and for attendance at each meeting of this committee. The Chair of the Nominating and Corporate Governance Committee received no further remuneration. As of January 2, 2006, each member receives a quarterly retainer fee of $500, and the Chair of the Nominating and Corporate Governance Committee receives a quarterly retainer fee of $1,000.
      Members of the M&A Committee do not receive additional compensation for attendance at meetings or participation on this Committee.
      Each non-employee Director of Plantronics is entitled to participate in Plantronics’ 2003 Stock Plan (the “Plan”), which was approved by stockholders at our 2003 Annual Meeting and subsequently amended and approved at our 2004 and 2005 Annual Meetings. Pursuant to the Plan, on January 15, 2006, Directors Mohr, Taylor, Tseu, Wery and Hammann each received an option to purchase 3,000 shares of common stock at an exercise price of $31.89 per share, the then current fair market value of our common stock. In addition, on March 8, 2006, Director John Hart received an option to purchase 12,000 shares of common stock at an exercise price of $34.27 as a result of being appointed as a new Director of Plantronics.
Director Independence
      The Board of Directors has determined that, except for Mr. Kannappan, each of the current Directors and Directors nominated for election are independent under the rules of the New York Stock Exchange (as well as Rule 10A-3(b) of the Securities Exchange Act in the case of Audit Committee members). In determining Director independence, the Board of Directors reviewed not only relationships between the Director and the Company, but also relationships between the Company and the organizations with which the Director is affiliated. After considering the relevant facts and circumstances, the Board of Directors determined that none of these individuals has a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), other than as a Director of the Company, and that each of these Directors is free from any relationship with the Company that would impair the Director’s ability to exercise independent judgment. Marv Tseu is the Chair of the Board and presides at executive sessions of independent Directors.

      Mr. Wery is a Director and employee of the consulting firm, PRTM which entered into a consulting agreement (“the Agreement”) with Plantronics in June 2000 for the provision of certain management consulting services. Mr. Wery is not, and has not since fiscal year 2001, been involved in the services provided under the Agreement. In fiscal 2004, PRTM billed Plantronics $15,910 for further work under the Technology and Product Development Improvement Project. In fiscal 2005, PRTM billed Plantronics $65,160.27 for further work under the Technology and Product Development Improvement Project. In fiscal 2006, no work was performed by PRTM for Plantronics and accordingly no amount was billed. Finally, the compensation paid to PRTM by Plantronics in each of fiscal years 2004 and 2005 was less than 1% of PRTM’s consolidated gross revenues for each such fiscal year. The Board of Directors has determined, after careful consideration of these circumstances, that Mr. Wery is independent.
      The Board of Directors has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board of Directors has further determined that Directors Marv Tseu, Marshall Mohr and Gregg Hammann are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

PROPOSAL TWO
APPROVAL OF AMENDMENTS TO THE 2003 STOCK PLAN
      The stockholders are being asked to approve certain amendments to the 2003 Stock Plan (the “Plan”) as described in further detail below. Our Board of Directors (the “Board”) has approved the amendments to the Plan, subject to approval from our stockholders at the Annual Meeting. Our named executive officers and directors have an interest in this proposal as each of them is eligible to receive grants under the Plan. On June 1, 2006, the closing price of a share of Plantronics common stock on the NYSE was $22.28.
      The stockholders are being asked to approve an increase to the number of shares of Common Stock authorized for issuance under the Plan from three million three hundred thousand (3,300,000) shares to five million one hundred thousand (5,100,000) shares, an increase of one million eight hundred thousand (1,800,000) shares. As of April 30, 2006, there remained 554,884 shares available for future awards under the Plan. As of April 30, 2006, options to purchase 8,243,105 shares of the Company’s common stock were outstanding, which includes 129,000 options granted separately from the Plan as an inducement to Altec Lansing employees in connection with the acquisition. These options to purchase 8,243,105 shares had a weighted average exercise price of $26.77 and a weighted average remaining contractual life of 5.37 years. As of April 30, 2006, 336,750 shares of restricted stock had been issued and were outstanding. Subject to stockholder approval of the increase of one million eight hundred thousand shares, there would then be 2,354,884 shares available for issuance under the Plan.
      Our current plan is to grant options and awards of restricted stock covering approximately 1,500,000 shares over the next 12 months. This level of grant would amount to 3.2% of the common shares outstanding as of April 30, 2006. Each year, we experience some cancellation of outstanding awards. Based on our historical cancellation rates, we anticipate cancellation of options and forfeitures of restricted stock covering approximately 300,000 shares. If that assumption proves correct, our net grants (grants less cancellations) would equal approximately 2.5% of the common shares outstanding as of April 30, 2006.
      We believe strongly that the increase of shares issuable under the Plan is essential to our continued success. Our employees are our most valuable assets. Our Board has determined that it is in the best interest of Plantronics and our stockholders to increase the shares issuable under the Plan. The Board believes that grants of stock options and other awards available under the Plan help create long-term equity participation in Plantronics and thereby assist us in attracting, retaining, motivating and rewarding employees and directors.
      The following are other amendments we propose to make to the Plan:

•	In order to limit the Plan’s cost and its dilutive effect and reinforce our commitment to follow procedures and practices that we believe constitute the “best practices” for the market in which we operate, we have amended the Plan to provide that awards of restricted stock and restricted stock units with a per share or per unit purchase price lower than 100% of fair market value on the grant date will be counted against the total number of shares issuable under the Plan as 2.5 shares for every 1 share subject thereto. Correspondingly, to the extent that a share that counted as 2.5 shares against the Plan reserve at the time of grant pursuant to the preceding sentence is recycled back into the Plan (e.g., upon award termination or share repurchase), the Plan will be credited with 2.5 shares that will thereafter be available for future issuance under the Plan.

•	We have amended the Plan to conform the Plan to the Institutional Shareholder Services’ position on share counting.

•	We have amended the Plan to increase the maximum aggregate initial value of a grant of either restricted stock or restricted stock units from $600,000 to $1,000,000 in any one fiscal year.

•	We have amended the Plan to add specific performance criteria so that the Administrator may establish performance objectives upon achievement of which certain Awards will vest or be issued, which in turn will allow the Company to receive income tax deductions under Section 162(m) of the Code.

      The amended Plan does not differ from the current version of the Plan in any other material respect.
Vote Required
      Approval of the amendment of the 2003 Stock Plan, which includes an increase of 1.8 million shares in the common stock issuable requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE 2003 STOCK PLAN, WHICH INCLUDES AN INCREASE OF 1.8 MILLION SHARES IN THE COMMON STOCK ISSUABLE THEREUNDER.
Summary of the 2003 Stock Plan
      The following is a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan as set forth in Appendix C, attached hereto.
      Purposes. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for directors, employees and consultants of Plantronics, and to promote the success of Plantronics’ business.
      Administration. The Plan is administered by the Board or any committee of individuals appointed by the Board, referred to as the administrator. The administrator may make any determinations deemed necessary or advisable for the Plan. The administrator has full power to select the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the administrator will be final and conclusive.
      Term of the Plan. The Plan became effective as of September 24, 2003, and will continue for a term of 10 years unless sooner terminated by the Board.
      Eligibility. Nonstatutory stock options may be granted to employees, directors and consultants of Plantronics or its parent or subsidiary companies (each referred to herein as a “participant”); provided, that, non-employee directors may only receive automatic non-employee director stock option grants (described below). As of April 30, 2006 there were 1,279 employees and seven (7) directors entitled to receive grants under the Plan. Incentive stock options may only be granted to employees of Plantronics or its parent or subsidiary companies. Stock appreciation rights, restricted stock awards and restricted stock units may be granted only to employees and consultants of Plantronics and its parent or subsidiary companies.
      Shares Subject to the Plan. If stockholders approve Proposal Two, a total of 5,100,000 shares of Plantronics’ Common Stock will be reserved for issuance under the Plan. As of April 30, 2006, 554,884 shares of Common Stock were available for issuance under the Plan. Shares subject to options or SARs will be counted against the share reserve as 1 share for every share subject thereto. Shares or units subject to restricted stock or restricted stock unit awards with a per share or unit purchase price lower than 100% of fair market value on the date of grant will be counted against the total number of shares issuable as 2.5 shares for every 1 share subject thereto. Correspondingly, to the extent that a share that counted as 2.5 shares against the Plan reserve at the time of grant pursuant to the preceding sentence is recycled back into the Plan (e.g., upon award termination or share repurchase), the Plan will be credited with 2.5 shares that will thereafter be available for future issuance under the Plan.
      Stock Options. Each option granted under the Plan is to be evidenced by a written award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant. An individual may not be granted options to purchase more than 500,000 shares during any fiscal year. Notwithstanding this limit, in connection with such individual’s initial employment with Plantronics, he or she may be granted options to purchase up to an additional 500,000 shares.

(b) Grants to Non-Employee Directors. Plantronics may grant only nonstatutory stock options to its non-employee directors. Each non-employee director will be granted an initial option to purchase 12,000 shares of Common Stock when such person first becomes a director of the Company. Thereafter, each non-employee director will be granted an option to purchase 3,000 additional shares of Common Stock on January 15 of each year, provided the non-employee director will continue to be a non-employee director of the Company through the applicable date and if, on such date, the eligible director will have served on the Board of Directors for at least six (6) months. Options granted to non-employee directors expire seven (7) years after the date of grant. In the event a non-employee director ceases to be a director as a result of his or her death, disability or retirement, any options granted to such director following the 2004 Annual Meeting will remain exercisable, to the extent vested on the date of such termination, for up to one year following such termination. Other than the option grants described in this paragraph, non-employee directors will not be eligible to receive other awards pursuant to the Plan. In addition, in the event of a merger of Plantronics with or into another corporation or a “change of control” (as defined in the Plan) in which a non-employee director is terminated or asked to resign, options granted to such non-employee director will vest and be exercisable with respect to 100% of the shares subject to such option immediately prior to such merger or change of control.

(c) Exercise of the Option. The administrator determines when options become exercisable, however, options generally are not exercisable until at least 12 months have passed following the date of the option grant. An option is exercised by giving written or electronic notice of exercise to Plantronics, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to Plantronics. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the award agreement and may consist of (1) cash, (2) check, (3) certain shares of Common Stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the administrator and the broker, if applicable, will require to effect a cash-less exercise of the option and delivery to Plantronics of the amount of proceeds required to pay the exercise price, (5) any combination of the foregoing methods, or (6) such other consideration and method of payment permitted under applicable law; provided, however, that the issuance of a promissory note is not a permissible method of payment.

(d) Exercise Price. The exercise price of options granted under the Plan is determined on the date of grant. The exercise price of incentive stock options and nonstatutory stock option must be at least 100% of the fair market value per share at the time of grant. An incentive stock option granted to a 10% stockholder may not have an exercise price less than 110% of the fair market value per share of the Common Stock at the time of grant. The fair market value of a share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange on the date of grant.

(e) Termination. If the participant’s directorship, employment or consulting relationship with Plantronics (or its parent or subsidiary corporations) is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The options may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not specified in the award agreement, then such period of time will equal 3 months in the case of termination other than upon death, disability or, for options granted prior to the 2004 Annual Meeting, retirement, and 12 months in the case of termination upon death, disability or, for options granted after the 2004 Annual Meeting, retirement. Notwithstanding the foregoing, all options must be exercised prior to the expiration of the term of an option as set forth in the award agreement.

(f) Term and Termination of Options. At the time an option is granted, the administrator determines the period within which the option may be exercised. In no event may the term of an incentive stock option be longer than 7 years. No person may exercise an option after the expiration of its term. An option granted to a participant who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of Plantronics, may not have a term of more than 5 years.

(g) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as the administrator may determine.
      Stock Appreciation Rights. Each stock appreciation right granted under the Plan will be evidenced by an award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant. An individual may not be granted stock appreciation rights to purchase more than 500,000 shares during any fiscal year. Notwithstanding this limit, in connection with such individual’s initial employment, he or she may be granted stock appreciation rights to purchase up to an additional 500,000 shares.

(b) Exercise of the Stock Appreciation Right. The administrator determines when stock appreciation rights become exercisable, however, stock appreciation rights generally are not exercisable until at least 12 months have passed following the date of grant. A stock appreciation right is exercised by giving written or electronic notice of exercise to Plantronics and specifying the number of shares of Common Stock to which the award is being exercised. Plantronics can pay the appreciation in either cash or shares of Common Stock.

(d) Exercise Price. The administrator determines the exercise price of stock appreciation rights on the date of grant, which must be at least 100% of the fair market value per share at the time of grant.

(e) Payment. Upon exercise of a stock appreciation right, a participant will be entitled to receive payment from Plantronics in an amount determined by multiplying:

•	The difference between the fair market value of a share on the date of exercise over the exercise price; times

•	The number of shares with respect to which the stock appreciation right is exercised.

In no event, however, may the payment exceed 100% of the exercise price associated with the stock appreciation right. At the discretion of the administrator, the payment may be in cash, in shares of equivalent value, or in some combination thereof.

(f) Termination. If the participant’s directorship, employment or consulting relationship with Plantronics is terminated for any reason, including death or total and permanent disability, stock appreciation rights may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The stock appreciation rights may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not so specified, then such period of time will equal 3 months in the case of termination other than upon death, disability or, for stock appreciation rights granted prior to the 2004 Annual Meeting, retirement, and 12 months in the case of termination upon death, disability or, for stock appreciation rights granted after the 2004 Annual Meeting, retirement. Notwithstanding the foregoing, all stock appreciation rights must be exercised prior to the expiration of their term as set forth in the award agreement.

(g) Term and Termination of Stock Appreciation Rights. At the time a stock appreciation right is granted, the administrator determines the period within which the stock appreciation right may be exercised, which in no event will be longer than 7 years form the date of grant.

(h) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as the administrator may determine.

      Restricted Stock Awards. Each restricted stock award granted under the Plan is to be evidenced by an award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Limitation. The maximum aggregate initial value of a grant to a participant is $1,000,000.

(b) Termination. Subject to the terms of an agreement between Plantronics and a participant, if the participant’s directorship, employment or consulting relationship with Plantronics is terminated for any reason, including death or total and permanent disability, any unvested shares will be forfeited to Plantronics or Plantronics may repurchase any unvested stock obtained by the participant pursuant to a restricted stock award. Unless the administrator provides otherwise, the purchase price of the repurchased shares will equal the price originally paid, if any, for such shares by the participant.

(c) Term of Restricted Stock Awards. The administrator determines the period during which a restricted stock award will vest, which period must be at least 1 year from the date of grant. In addition, if a restricted stock award is not subject to the achievement of performance goals, then such award will fully vest over a period of at least 3 years from the grant date.

(d) Other Provisions. The restricted stock award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the administrator.
      Restricted Stock Units. Restricted stock units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the administrator are achieved or the awards otherwise vest. Each award of restricted stock units will be evidenced by an award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Limitation. The maximum aggregate initial value of a grant to a participant is $1,000,000.

(b) Terms of Restricted Stock Unit Awards. The administrator will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of restricted stock units to be paid out to participants. The vesting period must be at least 1 year from the date of grant, provided that if an award is not subject to the achievement of performance goals, then such award will fully vest over a period of at least 3 years from the grant date.

(c) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the administrator.
      Performance Goals. The granting or vesting of awards of restricted stock and restricted stock units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: annual revenue; cash position; earnings per share; individual objectives; net income; operating cash flow; operating income; return on assets; return on equity; return on sales; and total shareholder return. The performance goals may differ from participant to participant and from Award to Award and may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.
      Nontransferability of Awards. Awards granted under the Plan are generally not transferable by a participant, however, the administrator may grant limited transferability of identified and vested awards (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933.
Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control
      Changes in Capitalization. Subject to any required action by the stockholders of Plantronics, in the event that Plantronics’ Common Stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number of shares of Common Stock subject to the Plan, the number of shares of Common Stock subject to any outstanding award under the Plan, the exercise price of any such outstanding award, and any per-person or other share limits under the Plan. The Board will make any such adjustment and its determination in that respect will be final, binding and conclusive.
      Dissolution or Liquidation. In the event of a liquidation or dissolution, any unexercised award will terminate. The administrator may, in its sole discretion, provide that a participant will have the right to exercise all or any part of his or her award, including shares as to which the award would not otherwise be exercisable. In addition, the administrator may provide that any Company repurchase option applicable to any shares purchased upon exercise of an award will lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.
      Merger or Change of Control. In connection with a merger of Plantronics with or into another corporation, or a “change of control,” as defined in the Plan, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the administrator will notify the participant that he or she has the right to exercise his or her options, rights to purchase restricted stock, and stock appreciation rights as to all of the shares subject to the award for a period of 15 days from the date of such notice and that the award will terminate upon the expiration of such period; moreover, all restrictions on restricted stock and all performance goals or other vesting requirements for restricted stock units will lapse.
      Amendment and Termination of the Plan. The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of The New York Stock Exchange), as in effect at the time. However, the Board may not, without the approval of the stockholders, (i) materially increase the number of shares issuable under the Plan (unless such increase is made as an adjustment to a change in Plantronics’ capitalization), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) reprice options or stock appreciation rights. The Plan will terminate on September 23, 2013, unless terminated sooner by the Board. Any award outstanding under the Plan at the time of its termination will remain outstanding until they expire by their terms.
Federal Tax Aspects
      The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Plantronics of awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.
      No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the Company’s stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.
      No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two-or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.
      No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the Company’s stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock and Restricted Stock Units.
      A participant generally will not have taxable income at the time an award of restricted stock or restricted stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award (but not an award of restricted stock units) may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the award is granted.

Section 409A.
      Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.
      Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Plan) are not entirely clear.

Tax Effect for the Company.
      The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to Plantronics’ Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Plantronics can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The Plan has been designed to permit the administrator to grant awards that qualify as performance-

based for purposes of satisfying the conditions of Section 162(m), thereby permitting Plantronics to continue to receive a federal income tax deduction in connection with such awards.
      THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Number of Awards Granted to Employees, Consultants, and Directors
      The number of awards that an employee, director or consultant may receive under the Plan is in the discretion of the Compensation Committee of the Board of Directors and therefore cannot be determined in advance. To date, only restricted stock awards and stock options have been granted under the Plan.
      The following table sets forth (a) the aggregate number of shares subject to options granted under the Plan during the fiscal year ended March 31, 2006, (b) the average per share exercise price of such options, and (c) the fair market value of the number of unvested restricted stock award shares at year end based on the market value of Plantronics common stock at April 1, 2006 of $35.43.

	Average Per Share	Number of	Restricted Stock
Name of Individual or Group Position	Exercise Price	Options Granted	Awards(4)

Ken Kannappan	$27.16	24,000	$1,061,289
Director, President and CEO
Philip Vanhoutte	—	0	464,888
Managing Director — EMEA
Joyce Shimizu	—	0	421,498
Vice President & General Manager —
Home & Home Office
Mark Breier	—	0	370,139
Senior Vice President, Chief Marketing Officer
Terry Walters	—	0	565,835
Senior Vice President — Operations
Executive Group(1)	$27.16	24,000	2,883,649
Non-Executive Director Group(2)	$33.43	39,000	0
Non-Executive Officer Employee Group(3)	$31.10	952,350	8,310,418

(1)	The Executive Group is composed of the Named Executive Officers.

(2)	The Non-Executive Director Group is composed of all Plantronics Board of Directors except Ken Kannappan.

(3)	The Non-Executive Officer Employee Group is composed of all Plantronics employees worldwide minus the Executive Group. The Non-Executive Officer Employee Group average per share exercise price is calculated as a weighted average.

(4)	Based on market value of Plantronics common stock at April 1, 2006 of $35.43, net of consideration paid ($0.01), multiplied by the number of unvested restricted stock award shares at year end.

PROPOSAL THREE
APPROVAL OF AN INCREASE IN SHARES ISSUABLE UNDER
THE 2002 EMPLOYEE STOCK PURCHASE PLAN
      Plantronics is seeking stockholder approval of an amendment of the 2002 Employee Stock Purchase Plan (the “2002 ESPP”) to increase the number of shares issuable under the 2002 ESPP. The 2002 ESPP was adopted by our Board of Directors (the “Board”) and approved by Plantronics’ stockholders in July 2002. The 2002 ESPP originally authorized the issuance of 200,000 shares and was subsequently amended, with the approval of Plantronics’ stockholders” to increase the shares issuable under the 2002 ESPP by 300,000 shares. As of April 30, 2006, 170,905 shares were available for future purchases. Without a further increase, the 2002 ESPP would run out of shares. Therefore, we believe an increase is prudent to make available sufficient shares for issuance under this plan on an ongoing basis. On March 8, 2006, the Board approved an increase of 200,000 shares issuable under the 2002 ESPP, subject to stockholder approval. On June 1, 2006, the closing price of a share of Plantronics common stock on the NYSE was $22.28.
      The Board believes that the 2002 ESPP is an important component of our total employee benefit package and that it is in the best interest of Plantronics and our stockholders for the stockholders to approve the proposed increase in shares available for purchase by employees under the 2002 ESPP. If our stockholders approve the increase of shares under the 2002 ESPP, the total number of shares of Common Stock available for future purchases under the 2002 ESPP will be 370,905.
      The following is a summary of the principal features of the 2002 ESPP and its operation. The following summary is qualified in its entirety by reference to the 2002 ESPP as set forth in Appendix D, attached hereto.
      General. The purpose of our 2002 ESPP is to provide employees with an opportunity to purchase our common stock through payroll deductions.
      Administration. The 2002 ESPP may be administered by the Board or a committee appointed by the Board, referred to as the administrator. All questions of interpretation or application of the 2002 ESPP are determined by the administrator, and its decisions are final, conclusive and binding upon all participants.
      Term of the Plan. The 2002 ESPP became effective June 10, 2002, the date that it was adopted by our Board, and will continue for a term of 10 years unless sooner terminated by the Board.
      Eligibility. Each of our employees or the employees of our designated subsidiaries who is customarily employed for at least 20 hours per week and more than 5 months in a calendar year is eligible to participate in the 2002 ESPP. The exceptions to this guideline are that no employee shall be granted an option under the 2002 ESPP (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of our stock or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year.
      Shares Subject to the Plan. The maximum number of shares of our common stock available for sale under the 2002 ESPP as of April 30, 2006 is 170,905 shares, subject to adjustment upon changes in capitalization as described below. On March 8, 2006, the Board approved an increase of 200,000 shares issuable under the 2002 ESPP, subject to stockholder approval.
      Offering Period. The 2002 ESPP is implemented by consecutive offering periods lasting approximately 6 months in duration with a new offering period commencing on February 1 and August 1 of each year. To participate in the 2002 ESPP, each eligible employee must authorize payroll deductions pursuant to the 2002 ESPP. Such payroll deductions may not exceed 10% of a participant’s compensation. Compensation is defined as base straight time gross earnings, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. Our Board has the power to change the duration of future offering periods without stockholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first offering period to be affected thereafter. Once an employee becomes a participant in the 2002 ESPP, our common stock will automatically be purchased under the 2002 ESPP at the end of each offering period, unless the participant withdraws or terminates employment earlier.
      Purchase Price. Shares of our common stock may be purchased under the 2002 ESPP at a purchase price not less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the offering period. The fair market value of our common stock on any relevant date will be the closing price per share as reported on the New York Stock Exchange, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal.
      Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions throughout each offering period. The number of shares of our common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 1,000 shares each offering. During the offering period, a participant may discontinue his or her participation in the employee stock purchase plan, and may, on one occasion during the offering period, decrease (but not increase) the rate of payroll deductions in an offering period within limits set by the administrator. All payroll deductions made for a participant are credited to the participant’s account under the 2002 ESPP, are withheld in whole percentages only and are included with our general funds. Funds received by us pursuant to exercises under the 2002 ESPP are also used for general corporate purposes. A participant may not make any additional payments into his or her account.
      Withdrawal. Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.
      Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 2002 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, the laws of descent and distribution.
      Termination of Employment. Upon termination of a participant’s employment for any reason, including disability or death, his or her option and participation in the 2002 ESPP will terminate. At such time, the payroll deductions credited to the participant’s account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the 2002 ESPP.
      Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

Changes in Capitalization. Subject to any required action by our stockholders, the number of shares reserved under the 2002 ESPP, the number of shares that may be added to the 2002 ESPP on an annual basis, the maximum number of shares that may be purchased during any offering period, as well as the price per share of common stock covered by each option under the 2002 ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us; provided, however, that conversion of any of our convertible securities shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by our Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the Board shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the dissolution or liquidation. If the

Board shortens any offering periods then in progress, the Board shall notify each participant in writing, at least 10 business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Asset Sale. In the event of a proposed sale of all or substantially all of our assets or the merger of us with or into another corporation, each option under the 2002 ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Board shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the date of the sale or merger. If the Board shortens any offering periods then in progress, the Board shall notify each participant in writing, at least 10 business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

      Amendment and Termination of the Plan. Our Board may at any time terminate or amend the 2002 ESPP. An offering period may be terminated by the Board at the end of any offering period if the Board determines that termination of the 2002 ESPP is in our best interests and the best interests of our stockholders. Generally, no such termination can affect options previously granted. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders’ meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code.
      Certain Federal Income Tax Information. The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 2002 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.
      The 2002 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2002 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering period and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.
Vote Required
      The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the 2002 ESPP.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF A 200,000 SHARE INCREASE IN SHARES ISSUABLE UNDER THE 2002 EMPLOYEE STOCK PURCHASE PLAN.

Number of Shares Purchased by Certain Individuals and Groups
      Given that the number of shares of common stock that may be purchased under the 2002 ESPP is determined, in part, on the stock’s market value on the first and last day of the offering period and given that participation in the 2002 ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of Shares that were purchased during fiscal 2006 under the 2002 ESPP, and the (b) average price per Share purchase price paid for such Shares.

	Number of Shares	Average Per Share
Name of Individual or Group	Purchased	Purchase Price

Ken Kannappan Director, President and CEO	725	$29.32
Philip Vanhoutte Managing Director — EMEA	0	N/A
Joyce Shimizu Vice President & General Manager — Home & Home Office	0	N/A
Mark Breier Senior Vice President, Chief Marketing Officer	960	$29.18
Terry Walters Senior Vice President — Operations	0	N/A
All executive officers, as a group(1)	6,433	$29.19
All directors who are not executive officers, as a group(2)	0	N/A
All employees who are not executive officers, as a group(3)	85,453	$29.18

(1)	The Executive Group is composed of the all Executive Officers.

(2)	The Non-Executive Director Group is composed of all Plantronics Board of Directors except Ken Kannappan. Directors who are not employees of the Company are not eligible to participate in the ESPP.

(3)	The Non-Executive Officer Employee Group is composed of all Plantronics employees worldwide minus the Executive Group. The Non-Executive Officer Employee Group average per share exercise price is calculated as a weighted average.
Equity Compensation Plan Information
      The following table sets forth information with respect to Plantronics’ equity compensation plans as of the end of the most recently completed fiscal year.

	(a)	(b)	(c)

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	8,147,972	$26.64	547,808
Equity compensation plans not approved by security holders(2)	129,000	33.49	N/A

Total	8,276,972	$26.75	547,808

(1)	Includes the 1993 Stock Option Plan, the 1993 Director Stock Option Plan, and the 2003 Stock Plan, but does not include the 2002 ESPP and the additional 1.8 million shares for which stockholder approval is being sought at this Annual Meeting for the 2003 Stock Plan.

(2)	Granted as a material inducement of employment to former employees of Altec Lansing in connection with the Plantronics’ acquisition of Altec Lansing. The material features of this plan are substantially the same as those of Plantronics’ 2003 Stock Plan and are fully described in the Form S-8 filed by Plantronics with the U.S. Securities & Exchange Commission on August 18, 2005.

PROPOSAL FOUR
APPROVAL OF OUR PERFORMANCE BONUS PLAN
      On June 2, 2006, our Compensation Committee unanimously approved the Plantronics, Inc. Regular, Supplemental and Over Achievement Performance Bonus Plan (the “Bonus Plan”) and directed that the Bonus Plan be submitted to shareholders at the Annual Meeting.
      The purpose of the Bonus Plan is to motivate certain executives to achieve corporate or business unit performance objectives and to reward them when those objectives are satisfied.
Description of the Performance Bonus Plan
      Eligibility. Participants in the Bonus Plan are executive officers and key employees who are chosen solely at the discretion of the Compensation Committee. Our Chief Executive Officer, all of our Presidents, all of our Senior Vice Presidents, our Managing Director of Europe, Middle East and Africa and certain of our Vice Presidents are eligible to be considered for participation in the Bonus Plan. As of June 2, 2006, there were 14 persons chosen to participate for fiscal year 2007. Because our executive officers are eligible to receive awards under the Bonus Plan, our executive officers have an interest in this proposal. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year. Plantronics may also pay discretionary bonuses, or other types of compensation, outside of the Bonus Plan.
      Purpose. The purpose of the Bonus Plan is to motivate the participants to achieve our corporate and business unit performance objectives and to reward them when those objectives are satisfied. If certain requirements are satisfied, bonuses issued under the Plan may qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
      Administration. The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of the Board. With respect to incentive compensation that is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), each member of the Compensation Committee who does not qualify as an “outside director” within the meaning of Section 162(m) of the Code will recuse themselves or abstain from acting with respect to Bonus Plan determinations and at least two members of the Compensation Committee who do qualify as “outside directors” shall make Bonus Plan determinations.
      Determination of Awards. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. The performance criteria the Compensation Committee may choose from may include one or more of the following:

•	annual revenue,

•	cash position,

•	earnings per share,

•	net income,

•	operating cash flow,

•	operating income,

•	return on assets,

•	return on equity,

•	return on sales,

•	total shareholder return, or

•	individual performance objectives.

The performance criteria may differ for each participant and for each award. Performance criteria may apply to Plantronics or to one of our business units. Any individual performance objectives must relate to an objective that is objectively determinable within the meaning of Code Section 162(m). For example, individual performance objectives may include objectively measurable improvement in Plantronics customer satisfaction.
      Our Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Bonus Plan.
      Payment of Awards. All awards will be paid in cash as soon as is practicable following determination of the award, unless Plantronics establishes a plan to permit deferral of bonus amounts, in which case awards will be paid pursuant to the timing requirements of that plan and applicable law. The Committee may also defer the payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Code Section 162(m).
      Maximum Award. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Bonus Plan in any of our fiscal years is $2,000,000.
      Amendment and Termination. The Compensation Committee may amend, suspend or terminate the Bonus Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.
      Indemnification. Our Board of Directors and Compensation Committee are generally indemnified by Plantronics for any liability arising from claims relating to the Bonus Plan.
      Federal Income Tax Consequences. Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by Plantronics. If and to the extent that the Bonus Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.
Awards to be Granted to Certain Individuals and Groups. Awards under the Bonus Plan are determined based on actual future performance, so future actual awards cannot now be determined.
Incorporation of Existing Plans. We intend to incorporate our existing Regular, Supplemental and Over Achievement Bonus Plans into this Plan if it is approved by stockholders. This Plan is not intended to be an additional bonus plan.
Vote Required
      Approval of the Bonus Plan requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and shares subject to broker non-votes on this matter will not be treated as being entitled to vote on this matter at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PERFORMANCE BONUS PLAN.

PROPOSAL FIVE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), independent registered public accounting firm, to audit the consolidated financial statements of Plantronics for fiscal 2007. The Board of Directors recommends that stockholders vote for ratification of such appointment. If this Proposal is not approved, the Audit Committee will reconsider its selection.
      PricewaterhouseCoopers has audited Plantronics’ financial statements annually since 1988. A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions. The PricewaterhouseCoopers representative will have an opportunity to make a statement at the Annual Meeting if they desire to do so.
Audit and Related Fees
      The following is a summary of pre-approved fees and services approved by the Audit Committee and performed by our independent registered public accounting firm for the years ended March 31, 2005 and 2006.
      Audit Fees. The aggregate fees billed to us in each of fiscal 2005 and fiscal 2006 for professional services rendered by PricewaterhouseCoopers LLP for (i) the audit of our annual financial statements included in our Form 10-K; (ii) review of our interim financial statements included in the quarterly reports on Form 10-Q; (iii) services rendered by PricewaterhouseCoopers LLP in connection with the audit of management’s report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002 and (iv) consents and assistance in connection with other filings, including statutory audits and services, and public offering documents filed with the Securities and Exchange Commission were:

Fiscal Year ended March 31, 2005	$1,838,521
Fiscal Year ended March 31, 2006	$2,075,714
      Audit fees for fiscal 2006 include audit related fees associated with the acquisition of Altec Lansing Technologies, Inc. for approximately $380,000. Amounts are accumulated based on the fiscal year for which the service is provided and not the year in which the services are rendered. Certain amounts have been estimated pending completion of statutory audits or accumulation of actual billing information.
      Audit-Related Fees. The aggregate fees billed to us in fiscal 2006 for professional services rendered by PricewaterhouseCoopers LLP for advisory work of Section 404 of the Sarbanes Oxley Act of 2002 were:

Fiscal Year ended March 31, 2005	$92,277
Fiscal Year ended March 31, 2006	$0
      Tax Fees. The aggregate fees billed to us in each of fiscal 2005 and fiscal 2006 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were:

Fiscal Year ended March 31, 2005	$352,276
Fiscal Year ended March 31, 2006	$222,392
      All Other Fees. The aggregate fees billed to us in each of fiscal 2005 and fiscal 2006 for products and services provided by PricewaterhouseCoopers LLP, which include services provided in connection with acquisitions of $85,700, except those included above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were:

Fiscal Year ended March 31, 2005	$70,531
Fiscal Year ended March 31, 2006	$106,704
      Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees detailed under the captions “Audit Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining PricewaterhouseCoopers’ independence.

      Our Audit Committee has adopted pre-approval policies or procedures, so that all fees for services expected to be rendered by our independent registered public accounting firm are pre-approved by the Audit Committee. All of the services performed by PricewaterhouseCoopers referenced above were pre-approved by our Audit Committee.
Vote Required
      Approval of the ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADDITIONAL INFORMATION
Security Ownership of Principal Stockholders and Management
      The following table sets forth certain information with respect to beneficial ownership of common stock of Plantronics as of April 30, 2006 as to (i) each person who is known by Plantronics to own beneficially more than 5% of the outstanding shares of common stock, (ii) each Director and each nominee for Director of Plantronics, (iii) the Chief Executive Officer and each of the four other most highly compensated executive officers of Plantronics (the Chief Executive Officer and such other officers collectively the “Named Executive Officers”), and (iv) all Directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.
Security Ownership of Principal Stockholders and Management

	Amount and
	Nature of
	Beneficial	Percentage of
Name and Address of Beneficial Owner (1)	Ownership (2)	Class (3)

PRIMECAP Management Company(4) 225 South Lake Ave., Suite 400 Pasadena, CA 91101-3005	5,880,750	12.4%
AMVESCAP PLC(5) 30 Finsbury Square London EC2A 1AG England	4,135,340	8.7%
FMR Corp.(6) 82 Devonshire Street, Boston, Massachusetts 02109	3,185,300	6.7%
Ken Kannappan	1,073,998	2.2%
Trude Taylor	210,677	*
Joyce Shimizu	142,000	*
Mark Breier	136,820	*
Terry Walters	116,406	*
Philip Vanhoutte	97,500	*
Marv Tseu	32,437	*
Roger Wery	23,437	*
Gregg Hammann	12,000	*
Marshall Mohr	3,000	*
John Hart(7)	0	*
All Directors and All Executive Officers as a group (20 persons)	2,936,605	5.9%

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each person and entity named in the table is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, CA 95060.

(2)	Includes stock underlying stock options held by Directors and Named Executive Officers that are exercisable within 60 days of April 30, 2006, as follows: Mr. Kannappan, 1,014,266 shares; Mr. Taylor, 20,437 shares; Ms. Shimizu, 129,000 shares; Mr. Breier, 125,000 shares; Mr. Walters, 97,050 shares; Mr. Vanhoutte, 82,500; Mr. Tseu, 26,437 shares; Mr. Wery, 23,437 shares; Mr. Hammann, 12,000 shares; Mr. Mohr, 3,000 shares and Mr. Hart, 0 shares. All Directors and All Executive Officers as a group (20 persons), 2,500,328 shares.

(3)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the

47,554,101 shares of common stock outstanding on April 30, 2006 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of April 30, 2006 as set forth in footnote (2) above.

(4)	As of December 31, 2005, PRIMECAP Management Company (“PRIMECAP”) claims sole dispositive power and neither sole nor shared voting power as to the 5,880,750 shares, based solely upon PRIMECAP’s Schedule 13G filed on February 14, 2006. PRIMECAP has informed Plantronics that 4,701,500 of these 5,880,750 shares were held by the Vanguard Chester Funds — Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment 12 to Schedule 13G filed March 9, 2006, Vanguard Chester Funds — Vanguard PRIMECAP Fund, 100 Vanguard Blvd., Malvern, PA 19355, reported that, as of February 28, 2006, it had sole voting power over 4,701,500 of these shares and neither sole nor shared dispositive power over any of these shares.

(5)	As of December 31, 2005, AMVESCAP PLC claims sole dispositive power and sole voting power as to the 4,135,340 shares. Information provided herein is based solely upon AMVESCAP PLC’s Schedule 13G filed on February 13, 2006.

(6)	As of December 31, 2005, FMR Corp. claims sole dispositive power as to the 3,185,300 shares, sole voting power over 357,500 of these shares and shared voting power over none of these shares. Information provided herein is based solely upon FMR Corp.’s Schedule 13G filed on February 14, 2006.

(7)	On March 8, 2006, Mr. Hart received an option to purchase 12,000 shares of Common Stock at the exercise price of $34.27 as a result of being appointed as a new Director of Plantronics.

Executive Compensation
      The following table sets forth the compensation paid by Plantronics for fiscal 2004, 2005 and 2006 to the Chief Executive Officer and each of the four other most highly compensated executive officers of Plantronics (the CEO and such other officers collectively the “Named Executive Officers”). Plantronics’ 2006 fiscal year contained 52 weeks. Plantronics’ 2005 fiscal year contained 52 weeks, while Plantronics’ 2004 fiscal year contained 53 weeks which is the primary reason that base salary decreased in comparison to fiscal 2004 for the officers named below. None of the Named Executive Officers received an increase in their base pay during the last review cycle, which was in October 2006, and none received an increase in the target level of their bonus relative to their base pay.
Summary Compensation Table

		Annual Compensation			Long Term Compensation

				Other Annual	Restricted Stock	Securities	All Other
Name and Principal	Fiscal		Bonus	Compensation	Awards	Underlying	Compensation
Position	Year	Salary	(1)	(2)	(3)(4)	Options	(5)

Ken Kannappan	2006	$500,002	$151,161	$9,796	$597,300	24,000	$26,398
Director, President	2005	500,002	519,716	8,420	505,875	50,000	14,217
and CEO	2004	509,617	500,246	12,801	0	100,000	12,868
Philip Vanhoutte(6)	2006	286,547	172,654	22,351	271,500	0	21,742
Managing	2005	295,324	213,847	96,576	202,350	0	23,460
Director — EMEA	2004	147,300	111,188	47,872	0	150,000	12,321
Joyce Shimizu	2006	261,414	167,615	15,830	244,350	0	24,519
Vice President & General	2005	261,414	204,803	13,940	161,880	25,000	12,554
Manager — Home & Home Office	2004	266,441	195,563	15,854	0	25,000	12,429

Mark Breier(7)	2006	280,000	148,541	$10,451	298,650	0	21,892
Senior Vice President,	2005	188,462	158,919	6413	0	125,000	10,265
Chief Marketing Officer	2004	0	0	0	0	0	0
Terry Walters	2006	225,000	177,431	10,787	352,950	0	22,336
Senior Vice	2005	225,000	214,801	8,745	202,350	40,000	14,386
President — Operations	2004	221,062	140,768	10,340	0	45,000	13,378

(1)	Amounts shown are the sum of the components a-d:

a)	the following contributions by Plantronics under the Quarterly Profit Sharing Plan for each executive in fiscal 2004, 2005 and 2006 respectively: Mr. Kannappan ($46,867, $52,766, $36,377),

Mr. Vanhoutte ($13,216, $31,581, $20,673), Ms. Shimizu ($24,504, $27,587, $19,019), Mr. Breier ($0, $18,562, $20,371) and Mr. Walters ($20,275, $23,772, $16,370);

b)	the following contributions by Plantronics under the Over Achievement Bonus Plan for each executive in fiscal 2004, 2005, 2006 respectively: Mr. Kannappan ($36,677, $50,248, $0), Mr. Vanhoutte ($10,453, $29,742, $0), Ms. Shimizu ($19,176, $26,041, $0), Mr. Breier ($0, $17,857, $0) and Mr. Walters ($15,452, $21,009, $0);

c)	the following contributions by Plantronics under the Regular Bonus Plan for each executive in fiscal 2004, 2005, 2006 respectively: Mr. Kannappan ($145,851, $145,851, $114,784), Mr. Vanhoutte ($46,730, $90,966, $151,981), Ms. Shimizu ($108,305, $108,931, $148,596), Mr. Breier ($0, $52,500, $128,170) and Mr. Walters ($69,705, $92,252, $161,061); and

d)	the following contributions by Plantronics under the Supplemental Bonus Plan for each executive in fiscal 2004, 2005, 2006 respectively: Mr. Kannappan ($270,851, $270,851, $0), Mr. Vanhoutte ($40,789, $61,558, $0), Ms. Shimizu ($43,578, $42,244, $0), Mr. Breier ($0, $70,000, $0) and Mr. Walters ($35,336, $77,768, $0).

(2)	Includes contributions for the Defined Compensation Program, a supplemental benefit program available only to vice presidents and above to reimburse participants for items such as medical co-payments, legal or financial planning services, and a car allowance.

(3)	Value is calculated by multiplying the market value of Plantronics common stock on date of grant, net of consideration paid ($0.01), by the number of shares awarded. There were no restricted stock awards in fiscal 2004.

(4)	The number and value of aggregate restricted stock holdings on April 1, 2006 for each executive: Mr. Kannappan, 34,500 shares — $1,221,990, Mr. Vanhoutte, 15,000 shares — $531,300, Ms. Shimizu, 13,000 shares — $460,460, Mr. Breier, 10,450 shares — $370,139 and Mr. Walters, 17,515 — $620,381. Dividends are paid on restricted stock.

(5)	Amounts shown include company contributions or other allocations to defined contribution plans for benefits such as employer 401(k) match payments, pension contributions, and insurance premiums. Health insurance premiums are included in amounts shown for 2006, but not for 2004 and 2005.

(6)	Philip Vanhoutte joined the Company effective September 1, 2003. Mr. Vanhoutte’s “Other Annual Compensation” for 2004 and 2005 includes items such as a housing allowance and car allowance.

(7)	Mark Breier joined the Company effective June 28, 2004
Option Grants
      The following table shows information concerning stock options granted to the Named Executive Officers during the fiscal year 2006.
Option Grants in Fiscal 2006

	Individual Grants(1)
					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Securities	Options	Exercise		of Stock Price Appreciation
	Underlying	Granted to	Or Base		for Option Term(2)
	Options	Employees in	Price	Expiration
Name	Granted (#)	Fiscal Year	($/sh)	Date(s)	5%	10%

Ken Kannappan	24,000	2.4%	$27.16	10/19/12	$265,364	$618,412
Philip Vanhoutte	0	0%	n/a	n/a	n/a	n/a
Joyce Shimizu	0	0%	n/a	n/a	n/a	n/a
Mark Breier	0	0%	n/a	n/a	n/a	n/a
Terry Walters	0	0%	n/a	n/a	n/a	n/a

(1)	These options were granted pursuant to Plantronics’ 2003 Stock Plan. The option exercise prices were at the fair market value of Plantronics common stock on the date of grant. All options expire 7 years from the date of grant, are generally not transferable by the participant (other than by will or the laws of descent and distribution, or to family members), and are exercisable during the participant’s lifetime only by the Participant. The options become exercisable at the rate of 25% of the total grant 12 months after the date of grant and 2.08% of the total grant each month thereafter. The options are fully vested at 4 years from the date of grant, if the executive is employed with Plantronics as of that date.

(2)	Potential realizable values are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on SEC rules, applied for the entire 7 year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions, the option holders’ continued employment through the vesting period, and the date of exercise and sale of the option shares. The amounts reflected in this table may not necessarily be achieved and do not reflect Plantronics’ estimate of future stock price growth.

Aggregated Option Exercises and Values
      The following table sets forth certain information regarding option exercises in fiscal 2006 and the value of options held by the Named Executive Officers.
Aggregated Option Exercises in the Fiscal Year 2006 and Fiscal Year End Option Values

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options at April 1,
	Shares		Options At April 1, 2006		2006(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ken Kannappan	0	$0	987,933	143,667	$13,204,866	$1,828,841
Philip Vanhoutte	0	0	75,000	75,000	719,250	719,250
Joyce Shimizu	41,750	645,723	124,000	22,750	681,110	298,430
Mark Breier	0	0	125,000	0	0	0
Terry Walters	0	0	90,800	35,000	448,759	303,515

(1)	Based on market value of Plantronics common stock at April 1, 2006 of $35.43, minus the exercise price (where the exercise price of a given option is greater than $35.43, the value of such option was calculated as zero).
10b5-1 Trading Plans
      Plantronics permits our Officers and Directors to adopt trading plans under Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of Plantronics common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of April 30, 2006, any officers who previously entered into 10b5-1 Trading Plans had terminated all such plans.
Employment Agreements and Change-in-Control Arrangements
      In July 1999, Plantronics entered into a three-year employment agreement with Ken Kannappan, Chief Executive Officer. This employment agreement superseded the employment agreement entered into between Plantronics and Mr. Kannappan in March 1996. The term of the current agreement automatically extends, after its initial three-year term, for additional one-year periods unless either Plantronics or Mr. Kannappan gives advance notice of termination.
      Mr. Kannappan’s contract is expected to renew in the ordinary course. The agreement provided for an initial annual base salary of $375,000, payable in installments on Plantronics’ regular payroll schedule.

Mr. Kannappan’s performance is reviewed annually by the Compensation Committee, and his base salary is adjusted annually based upon that review in the discretion of the committee. His current base salary is approximately $500,000 per year. The Agreement provides also for receipt by Mr. Kannappan of profit sharing payments under Plantronics’ profit sharing plan. The agreement also provides for performance bonuses of up to 83.3% of base salary if Plantronics meets certain performance targets established by the Board. A portion of the bonus is payable quarterly with the remainder payable after the close of the fiscal year and the release of financial results. Mr. Kannappan is also eligible to participate in the Company’s Over Achievement Bonus plan from which no payments were made in the fiscal year 2006.
      Pursuant to Mr. Kannappan’s employment agreement, in the event that (i) Plantronics terminates Mr. Kannappan’s employment (other than for cause), including voluntary resignation by Mr. Kannappan because of a constructive discharge (as defined in the agreement); or (ii) Mr. Kannappan terminates his employment voluntarily; or (iii) Mr. Kannappan’s employment terminates because of death or disability, he (or his beneficiaries in the case of death) will receive for a period of 2 years from the date of termination of employment (a) continued cash compensation payments equal to 75% of the average of the cash compensation earned in the four full fiscal quarters immediately preceding the date of termination of employment, and (b) continuation of certain fringe benefits. Under the agreement, a termination is “for cause” only if such termination results from gross misconduct that is materially injurious to Plantronics. “Cash compensation” as used above means base salary, profit sharing, and incentive bonuses earned in the applicable four fiscal quarters, even if the amounts are paid in subsequent periods. If his employment terminates from death or disability, his benefits will be offset to the extent of any disability or death benefits payable under any Plantronics employee benefit plan. For a period of 36 months following Mr. Kannappan’s termination of employment with Plantronics, Mr. Kannappan may not perform services for any direct competitor of Plantronics and may not solicit any of Plantronics’ employees to become employed by any other business enterprise.
      Under Mr. Kannappan’s employment agreement, Plantronics has agreed to indemnify Mr. Kannappan to the fullest extent permitted by law so long as Mr. Kannappan acts in good faith. Failure by Plantronics to provide such indemnification is deemed to be a breach of the employment agreement and may be deemed a termination of Mr. Kannappan’s employment other than for cause.
      Mr. Breier joined Plantronics in June 2004 as Chief Marketing Officer, and entered into an employment agreement with Plantronics at that time. The agreement provides that if, within 2 years of a change of control of Plantronics, Mr. Breier’s employment is terminated other than for cause, or his employment terminates due to death or disability, he, or his beneficiaries, will receive continuation of base salary and fringe benefits for 6 months or up to 12 months if he is unable to obtain subsequent employment. For purposes of the agreement, fringe benefits exclude bonus, profit sharing, deferred compensation or incentive compensation plans. If Mr. Breier’s employment is terminated for cause, he will receive no benefits except as may be provided by Plantronics’ employee benefit plans generally. Under the agreement, a termination is “for cause” if such termination results from (i) willful failure, after written warning, to comply with Company’s policies or practices or to follow supervisor’s instructions; (ii) willful misconduct that is materially injurious to Plantronics; (iii) commission of a felony, an act of fraud or misappropriation of Company’s property; or (iv) material breach of employment or patent, secrecy and invention agreements. The agreement also contains a two-year non-compete covenant which takes effect upon termination of Mr. Breier’s employment. However, such covenants are generally unenforceable under California law absent special circumstances.
      Ms. Shimizu entered into an employment agreement with Plantronics May 2001. This agreement is substantially similar to the agreement with Mr. Breier and has been filed with the SEC.
      Mr. Vanhoutte joined Plantronics Ltd., a Plantronics subsidiary, as Managing Director, effective June 12, 2003 and signed a Service Agreement at that time. The Service Agreement covers normal employment terms and conditions and permits immediate dismissal for a number of enumerated provisions that would constitute “for cause” termination. In addition, his employment may be terminated by either party by giving six (6) months notice. Once this notice is given, the Company may terminate Mr. Vanhoutte by paying him twelve (12) months base salary if termination occurs in the second twelve (12) months of employment or six

(6) months of base salary if the termination occurs thereafter. If Mr. Vanhoutte is terminated for cause, he will receive six (6) months base salary. The Service Agreement also contains a six (6) month covenant not to compete.
Compensation Committee Interlocks and Insider Participation
      No Compensation Committee interlocks exist.
Company’s Stock Performance
      Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of Plantronics common stock with the cumulative return of the NYSE Stock Market index and a peer group index for the period commencing on the morning of March 31, 2001 and ending on April 1, 2006. The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act, except to the extent that Plantronics specifically incorporates it by reference into such filing.
      The graph assumes that $100 was invested on the morning of March 30, 2001 in Plantronics common stock and in each index (based on prices from the close of trading on March 30, 2001), and that dividends, if any, were reinvested. No cash dividends have been declared or paid on Plantronics common stock in the relevant period.
      Under the assumptions stated above, over the period from March 30, 2001 to March 31, 2006 the total return on an investment in Plantronics would have been 201.4% as compared to 134.0% for the NYSE/ AMEX/ NASDAQ Stock Market index (U.S. Companies only) and 113.4% for the NYSE/ AMEX/ NASDAQ Communications Equipment Stocks index shown below. Past performance is no indication of future value and stockholder returns over the indicated period should not be considered indicative of future returns.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for
Plantronics, Inc.
Produced on (05/15/2006 including data to 03/31/2006
      Prepared by CRSP (www.crsp.uchicago.edu). Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires Plantronics’ Executive Officers and Directors, and persons who own more than ten percent of a registered class of Plantronics’ equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission and the New York Stock Exchange. Executive Officers, Directors and greater than ten percent stockholders are required by Securities Exchange Commission regulation to furnish Plantronics with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Plantronics believes that, during fiscal 2006, all filing requirements applicable to its Executive Officers and Directors were performed.
OTHER MATTERS
      Plantronics knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

For the Board of Directors

Rich Pickard
Secretary
Dated: June 13, 2006

APPENDIX A
REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended March 31, 2006.
      The Audit Committee of the Board of Directors has:

•	Reviewed and discussed Plantronics’ audited financial statements for the fiscal year ended March 31, 2006 with Plantronics’ management, which has primary responsibility for the financial statements;

•	Discussed with PricewaterhouseCoopers LLP, Plantronics’ independent registered public accounting firm, the materials required to be discussed by Statement of Auditing Standard 61;

•	Reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board No. 1 and has discussed with PricewaterhouseCoopers LLP regarding its independence; and

•	Considered whether the provision of non-audit services as noted under Proposal Five is compatible with maintaining PricewaterhouseCoopers LLP independence, and has determined that such provision of non-audit services is compatible.
      The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2006 fiscal year, “independent” as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirement for members of Audit Committees. The Board of Directors has further determined that Directors Gregg Hammann, Marshall Mohr and Marv Tseu are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.
      Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Plantronics’ 2006 Annual Report on Form 10-K.

The Audit Committee

Gregg Hammann
Marshall Mohr
Marv Tseu

A-1

APPENDIX B
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
      The Compensation Committee (the “Committee”) of the Board of Directors is responsible for reviewing and approving Plantronics’ executive compensation policies and the compensation paid to the executive officers. The Committee also advises Plantronics’ management on the compensation policies in place for all non-executive personnel. The Committee is comprised of the members named below, all of whom are independent Directors.
      The Committee furnished the following report describing compensation policies and rationale applicable to Plantronics’ executive officers for the fiscal year ended March 31, 2006. The information contained in such report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Plantronics specifically incorporates it by reference into such filing.
      Compensation Policies. Plantronics’ basic compensation philosophy is that compensation should be tied to performance. The structure of Plantronics’ compensation program is designed to link executive compensation to the performance of Plantronics as well as to the individual contribution of each executive and to make a certain portion of each executive’s compensation variable as opposed to fixed. Plantronics’ performance-based compensation program is a total system consisting of base salary and “at risk” incentives that reward executives for the achievement of performance levels designed to enhance the value of Plantronics stock. A significant portion of each executive’s compensation is dependent upon meeting certain financial goals of Plantronics and individual performance objectives.
      The guiding principles of the Plantronics’ executive compensation program are to (i) provide a total compensation package that will attract highly qualified executives to Plantronics, motivate such individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are essential for building Plantronics’ business and long-term stockholder value; (ii) establish annual incentives for executives that are directly tied to the overall financial performance of Plantronics as well as to individual performance goals; and (iii) implement short and long-term incentives to focus executives on managing Plantronics from the perspective of an owner with an equity stake in the business and align executive compensation with benefits realized by Plantronics’ stockholders.
      There are four basic components of Plantronics’ compensation program: (i) base salary; (ii) incentive bonuses which reward executives for achievement of pre-established goals; (iii) long-term incentive stock options or restricted stock that align executive compensation incentives with the interests of Plantronics’ stockholders; and (iv) compensation and employee benefits generally available to employees of Plantronics, such as Plantronics’ nonqualified cash quarterly profit sharing plan and qualified defined contribution savings plan, including a non-elective employer contribution of 3% of base salary and a matching of 50% of the first 6% of compensation under Section 401(k) of the Internal Revenue Code.
      During fiscal 2005, the Compensation Committee hired a third party consultant to examine the total cash and equity components of the compensation package that Plantronics provides to its executives to determine if such compensation was competitive. The consultant examined West Coast, nationwide and worldwide surveys in areas where Plantronics competes for executive talent to compare the base salaries, bonuses, and stock options to those of peer and slightly smaller companies. The Compensation Committee used this data to make adjustments to executive compensation to achieve Plantronics’ overall goals. The Compensation Committee used the fiscal 2005 data for both fiscal 2005 and fiscal 2006. In fiscal 2007, the Compensation Committee expects to seek then current total cash and equity compensation data from a third party consultant.
      Base Salaries. Base salaries for Plantronics’ executive officers are determined by evaluating each executive’s scope of responsibility, prior experience and salary history with a focus on such executive’s past performance with Plantronics and/or expected contribution to Plantronics’ future success. For reference, Plantronics used the third party consultant’s survey data to assist the Compensation Committee, the Chief Executive Officer and Plantronics’ Human Resources department in analyzing competitive salary information to determine appropriate salary levels for Plantronics’ executives. After analyzing the surveys, the Chief

Executive Officer recommended an annual salary increase budget for approval by the Compensation Committee and further recommended salary increases within such budget for the individual executives because based on market data, a salary increase was not required. For fiscal 2006, the Chief Executive Officer, all of his direct reports and all vice-presidents and above at Plantronics received no base salary increases but received restrictive stock awards in lieu of base salary increases and most other equity compensation awards. The process for determination of the Chief Executive Officer’s compensation, including base salary, is set forth below.
      Incentive Bonus Awards. Under Plantronics’ Regular and Supplemental Bonus Plan for fiscal 2006, incentive cash payments (Regular and Supplemental bonuses) were based on achievement of individual, team and company objectives. A portion of the bonus awards earned under the plans described below were paid on a quarterly basis during fiscal 2006 while fourth quarter and Supplemental Bonus awards were paid in the first quarter of fiscal 2007 after the close of the 2006 fiscal year. The plan is composed of two programs consisting of a Regular Bonus Plan and a Supplemental Bonus Plan. Each plan is designed to reward the performance of certain officers, subject to the approval of the Compensation Committee, and certain key employees designated by the Chief Executive Officer.
      Under the Regular Bonus Plan, a participant becomes eligible to earn up to a certain percentage of base salary based upon achievement of individual, team, business unit or company objectives, as determined by the supervisor, department Vice President, and/or the CEO. Payments pursuant to the Regular Bonus Plan are made both on a quarterly and annual basis. Payments for fourth quarter objectives and annual objectives respectively are made after the end of the fiscal year.
      Target base salary for the Supplemental Bonus Plan is computed based on actual salary earned for the year. Actual payment is based on individual, team and company performance scores. Such bonuses are paid to the eligible participants who must be employed by Plantronics on the day the bonus is paid. If not employed on the payment date, the participant shall not be entitled to any funds. If the participant dies, or is disabled and therefore unable to work during the relevant quarter or prior to the payment date, the participant will be treated as being employed on the payment date and the participant or the participant’s estate will be entitled to the portion of the quarterly bonus actually earned on a pro rata basis using the time actually worked during the relevant quarter.
      Under the Supplemental Bonus Plan, a participant becomes eligible to earn up to a certain percentage of base salary upon achievement of objectives. Objectives include both company performance targets as well as individual performance objectives. Payments under the Supplemental Bonus Plan are paid after the close of the fiscal year and only on the basis of relative achievement against the Board approved plan for adjusted net income excluding one-time gains/losses from sales of capital assets and write-offs. Should the fiscal year adjusted net income be less than the Board-approved plan, Supplemental Bonus payments will be reduced proportionately, i.e. 95% achievement of net income funds a pool equal to 95% of target bonuses. Should fiscal year net income be lower than the prior year, there will be no funding of the Supplemental Bonus Plan. Each participant receives payment only to the extent of actual accomplishment of individual objectives. Maximum pay out for any individual is 100% of target. Supplemental Bonus amounts are payable within ninety days after completion of Plantronics’ audited financial statements at fiscal year end to participants who continue to be employed by Plantronics on the payment date. If not employed on the payment date, the participant does not receive any funds. If the participant dies, or is disabled and therefore unable to work during the fiscal year or prior to the payment date, the participant will be treated as being employed on the payment date and the participant or the participant’s estate will be entitled to the portion of the Supplemental Bonus actually earned on a pro rata basis using the time actually worked during the fiscal year. Plantronics did not achieve the Board approved plan for net income in its 2006 fiscal year, and net income was lower than fiscal 2005, therefore the Supplemental Bonus pool was not funded. In fiscal 2006, the Supplemental Bonus pool was based on the Audio Communications Group financial performance. The performance of the Audio Entertainment Group, based primarily on the financial results of Altec Lansing which was purchased part way through the fiscal year, did not count toward achieving the goals of the Supplemental Bonus pool.

      In fiscal 2001, the Compensation Committee established an Over Achievement Bonus Plan for the purpose of rewarding corporate and individual performance in excess of annual targeted objectives. To receive bonus funds from the pool, Plantronics must have surpassed its annual targets and a participating executive must also have achieved greater than 90% weighted average individual performance scores on his or her goals and objectives during the fiscal year. The Company did not meet its annual targets and thus there was no funding of any bonus monies under this plan in fiscal 2006.
      Stock Options. Plantronics provides long-term incentives to executive officers through its 1993 Stock Option Plan, adopted by the Board of Directors in September 1993, as subsequently amended and through its 2003 Stock Plan, adopted by the Board of Directors in May 2003 and ratified by stockholders on June 27, 2003, as subsequently amended. The 1993 Stock Option Plan expired on September 23, 2003. The 2003 Stock Plan took effect on September 24, 2003. The 1993 Stock Option Plan and the 2003 Stock Plan shall together be referred to as the Stock Plan. To attract and retain highly qualified executives and to align the interests of the executives with the interests of Plantronics’ stockholders, stock options constitute a significant portion of Plantronics’ incentive compensation program. Options granted under the 1993 Stock Option Plan incorporate vesting schedules to encourage employees to remain with Plantronics. Generally, in granting options to executives, the Compensation Committee takes into consideration the individual’s position with Plantronics, responsibilities, past performance and future potential to influence the long-term growth and profitability of Plantronics, as well as the individual’s existing equity interest in Plantronics, giving primary weight to position, responsibilities and performance.
      Restricted Stock. In September 2004, the Compensation Committee received a report from a third party consultant hired to examine the total cash and equity components of the compensation package that Plantronics provides to its executives. At their September, 2004 meeting, the Compensation Committee examined the results of the report and the methods of providing raises to the CEO and certain of his direct reports. The Committee discussed the pros and cons of providing raises in the form of cash versus restricted stock. At the conclusion of this discussion, the Compensation Committee concluded that they should not award merit raises to the CEO or his direct reports. Rather, a decision was made to issue restricted stock to the CEO and certain of his direct reports in lieu of merit raises. This was thought to begin to better align the cash and equity components of compensation of Plantronics’ executives with the compensation packages afforded to executives at peer companies. Vesting of this restricted stock was to occur pro rata on a quarterly basis over a 5 year vesting period from the date of the grants. At their meeting on October 19, 2005, the Compensation Committee determined to adopt a similar practice of awarding restricted stock in lieu of merit raises due in October 2005 for the Chief Executive Officer and his direct reports. The price of the restricted stock in all grants made on September 22, 2004 and on October 19, 2005 was par value of $0.01.
      Compensation of Chief Executive Officer. In making compensation decisions with respect to the Chief Executive Officer, the Compensation Committee refers to Mr. Kannappan’s Employment Agreement (described in this Proxy Statement under the caption “Additional Information — Employment Agreements and Change-in-Control Arrangements”), and also generally applies the compensation philosophy described above.
      Mr. Kannappan’s current annual base salary is approximately $500,000. He did not receive a raise in base salary in fiscal 2006. Mr. Kannappan received 27.5% of the target bonus amount for fiscal 2006 under Plantronics’ Regular and Supplemental Bonus Plans. All of Mr. Kannappan’s bonus was paid in 2006 under the Regular Bonus Plan and none under the Supplemental Bonus Plan. The criterion for payment under the Regular Bonus Plan is achievement of quarterly earnings per share relative to the Board of Directors approved plan. Mr. Kannappan’s fiscal 2006 bonus was determined (pursuant to his Employment Agreement) in accordance with Plantronics’ Regular and Supplemental Bonus Plans approved by the Board of Directors. The criteria for funding the Over Achievement Bonus Plan were not met in fiscal 2006, so no payouts were made. On October 19, 2005, Plantronics issued Mr. Kannappan an option to purchase 24,000 shares of Plantronics common stock at an option price of $27.16 per share. On October 19, 2005, Plantronics granted Mr. Kannappan 22,000 shares of restricted stock for a purchase price of par value of $0.01 per share.

      Tax Deductibility of Executive Compensation. Beginning in 1994, Section 162 of the Internal Revenue Code of 1986, as amended (the “Code”), limits the federal income tax deductibility of compensation, other than performance-based compensation within the meaning of Section 162(m), paid to Plantronics’ Chief Executive Officer and to each of the other four most highly compensated executive officers. Plantronics may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1,000,000. Based on Plantronics’ current compensation plans and policies, Plantronics and the Committee believe that, for the near future, there is little risk that Plantronics will lose any material tax deduction for executive compensation.

Members of the Compensation Committee:

Gregg Hammann
Trude Taylor
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2003 STOCK PLAN
Amended and restated as of July 26, 2006
Section 1.     Purposes and Definitions
      1.1     Purposes of the Plan. The purposes of this 2003 Stock Plan are:

(A) to attract and retain the best available personnel for positions of substantial responsibility,

(B) to provide additional incentive to Employees, Directors and Consultants, and

(C) to promote the success of the Company’s business.
      1.2     The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Awards, Stock Appreciation Rights, and Restricted Stock Units, as determined by the Administrator at the time of grant.
      1.3     Definitions. As used herein, the following definitions shall apply:

(A) “Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 2.2.

(B) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(C) “Applicable Laws” means the requirements relating to the administration of equity based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(D) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, SARs, and Restricted Stock Units.

(E) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan and shall include an Option Agreement and a Restricted Stock Award Agreement, as applicable. The Award Agreement is subject to the terms and conditions of the Plan.

(F) “Board” means the Board of Directors of the Company.

(G) “Cash Position” means the Company’s level of cash and cash equivalents.

(H) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(I) “Code” means the Internal Revenue Code of 1986, as amended.

(J) “Committee” means a committee of individuals appointed by the Board in accordance with Section 2.2.

(K) “Common Stock” means the common stock of the Company.

(L) “Company” means Plantronics, Inc., a Delaware corporation.

(M) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(N) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(O) “Director” means a member of the Board.

(P) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(Q) “Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(R) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(S) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(T) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(U) “Fiscal Year” means the fiscal year of the Company.

(V) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(W) “Individual Performance Objective” means any individual Company business-related objective that is objectively determinable within the meaning of Code Section 162(m) and the Treasury Regulations promulgated thereunder. Individual Performance Objectives shall include, but not be limited to, improvement in customer satisfaction, opening of additional retail stores, and similar objectively determinable performance objectives related to the Participant’s job responsibilities with the Company.

(X) “Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles.

(Y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(Z) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of the grant of an individual Option or a Restricted Stock Award. The Notice of Grant is part of the agreement evidencing the terms and conditions of a specific grant.

(AA) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(BB) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(CC) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(DD) “Option” means a stock option granted pursuant to the Plan, as evidenced by a Notice of Grant.

(EE) “Option Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(FF) “Optioned Stock” means the Common Stock subject to an Award.

(GG) “Outside Director” means a Director who is not an Employee.

(HH) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(II) “Participant” means the holder of an outstanding Award granted under the Plan.

(JJ) “Performance Goals” will have the meaning set forth in Section 7.1 of the Plan.

(KK) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(LL) “Plan” means this 2003 Stock Plan, as amended and restated.

(MM) “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Award or the early exercise of an Option.

(NN) “Restricted Stock Award” means a grant of Restricted Stock pursuant to the Plan, as evidenced by a Notice of Grant.

(OO) “Restricted Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and restrictions applying to stock granted under a Restricted Stock Award. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(PP) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 6.

(QQ) “Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or any Parent or Subsidiary of the

Company, will have such meaning as the Administrator may determine, or, if not so defined, will mean termination of Participant’s status as a Service Provider after he or she reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company; provided, however, that with respect to Outside Directors who are granted Options pursuant to Section 3.2 hereof, “Retirement” will mean termination of an Outside Director’s status as a Director when (i) the Outside Director’s age is 55 or over and he or she has continuously been a Director for at least seven (7) years on the date of such termination or (ii) the Outside Director has continuously been a Director for at least ten (10) years from the date of such termination.

(RR) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(SS) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average shareholder’s equity, determined in accordance with generally accepted accounting principles.

(TT) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(UU) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(VV) “Section 16(b)” means Section 16(b) of the Exchange Act.

(WW) “Securities Act” means the Securities Act of 1933, as amended.

(XX) “Service Provider” means an Employee, Director or Consultant.

(YY) “Share” means a share of the Common Stock, as adjusted in accordance with Section 8.4.

(ZZ) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 5 is designated as an SAR.

(AAA) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(BBB) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

Section 2.     Administration
      2.1     Stock Subject to the Plan.

(A) Subject to the provisions of Section 8.4, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 5,100,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(B) Any Shares subject to Awards granted with an exercise price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of Section 2.1(D) as 2.5 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 2.1(A), 2.5 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(C) Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. With respect to SARs, all of the Shares for which the Award is exercised (that is, Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price) will cease to be available under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan.

(D) If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or of an Award or issuance with respect thereto, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by or forfeited to the Company, such Shares shall become available for future grant under the Plan.
      2.2     Administration of the Plan.

(A) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards as “performance based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(B) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions of any Award in accordance with the provisions of the Plan; provided, however, that the Administrator will not permit any Participant to issue a promissory note in order to exercise or otherwise acquire Shares pursuant to an Award;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 8.6(C)), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(ix) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x) to authorize any person to (i) make decisions, determinations and interpretations on behalf of the Administrator to the extent allowed under Applicable Laws, and (ii) execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi) to make all other determinations deemed necessary or advisable for administering the Plan.

(C) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations, and those of any person authorized by the Administrator to make decisions, determinations and interpretations on behalf of the Administrator, shall be final and binding on all Participants and any other holders of Awards.
      2.3     Eligibility. Nonstatutory Stock Options may be granted to Service Providers provided, that, Outside Directors may only be granted Nonstatutory Stock Options granted pursuant to Section 3.2. Incentive Stock Options may be granted only to Employees. Stock Appreciation Rights, Restricted Stock Awards and Restricted Stock Units may be granted only to Employees and Consultants.
Section 3.     Stock Options
      3.1     Limitations.

(A) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 3.1, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(B) The following limitations shall apply to grants of Options:

(i) No Participant shall be granted, in any Fiscal Year of the Company, Options to purchase more than 500,000 Shares.

(ii) In connection with his or her initial employment, a Participant may be granted Options to purchase up to an additional 500,000 Shares, which shall not count against the limit set forth in Section 3.1(B)(i).

(iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 8.4.

(iv) If an Option is cancelled in the same Fiscal Year of the Company in which it was granted (other than in connection with a transaction described in Section 8.4), the cancelled Option will be counted against the limits set forth in Sections 3.1(B)(i) and (ii).
      3.2     Grants of Options to Outside Directors.

(A) Procedure for Grants. All grants of Options to Outside Directors under this Plan shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions:

(i) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

(ii) All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

(iii) Each person who first becomes an Outside Director following the effective date of this Plan shall be automatically granted an option to purchase 12,000 Shares (the “First Option”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.

(iv) After the First Option has been granted to an Outside Director, such Outside Director shall thereafter be automatically granted an Option to purchase 3,000 Shares (a “Subsequent Option”) on January 15 of each year, provided the Outside Director will continue to be an Outside Director through the applicable date and, if on such date, he or she shall have served on the Board for at least the preceding six (6) months.

(v) Notwithstanding the provisions of subsections (iii) and (iv) hereof, in the event that a grant would cause the number of Shares subject to outstanding Awards plus the number of Shares previously purchased upon exercise of an Award to exceed the number of Shares available for issuance under the Plan, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

(B) The terms of an Option granted to an Outside Director shall be as follows:

(i) the term of the Option shall be seven (7) years;

(ii) the Option shall be exercisable only while the Outside Director remains a Director; provided, however, that for Options granted under this Section 3.2 on or after July 21, 2004, if an Outside Director ceases to be a Director as a result of the Outside Director’s death, Disability or Retirement, the Outside Director may exercise his or her Option granted pursuant to this Section 3.2 within one year of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) and if on the date of such termination the Outside Director is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan;

(iii) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option; and

(iv) subject to accelerated vesting upon a merger or Change in Control as specified in Section 8.4(C), the Option shall vest and become exercisable as to 25% of the Shares subject to the Option on the first anniversary of the date of grant of the Option and shall vest and become exercisable as to 6.25% of the Shares subject to the Option at the end of each three-month period thereafter, if on such dates Participant has remained in continuous status as a Director.

(C) The Plan shall not confer upon any Outside Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.
      3.3     Term of Option. The term of each Option shall be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

      3.4     Option Exercise Price and Consideration.

(A) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i) In the case of an Incentive Stock Option

(1) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(2) granted to any Employee other than an Employee described in Section 3.4(A)(i)(1), the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
      3.5     Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.
      3.6     Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist, subject to Applicable Laws, entirely of:

(A) cash;

(B) check;

(C) other Shares, including reservation by the Company of Shares issuable to the Participant upon exercise of an Option, which have a Fair Market Value on the date of surrender or reservation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised;

(D) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(E) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company sponsored deferred compensation program or arrangement;

(F) any combination of the foregoing methods of payment; or

(G) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that the issuance of a promissory note will not be a permissible form of consideration under the Plan.
      3.7     Exercise of Option.

(A) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

(i) An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 8.4.

(ii) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(B) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(C) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(D) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, a Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(E) Retirement of Participant. If a Participant ceases to be a Service Provider as a result of his or her Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of Retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Award Agreement, for Options granted on or after July 21, 2004, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of Retirement, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after his or her Retirement, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

Section 4.     Restricted Stock Awards
      4.1     Restricted Stock Awards. Restricted Stock Awards may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Restricted Stock Awards under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Award Agreement in the form determined by the Administrator.
      4.2     Term of Restricted Stock Awards. The term of each Restricted Stock Award shall be stated in the Restricted Stock Award Agreement. Shares of Common Stock issued pursuant to a Restricted Stock Award may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives. Notwithstanding the foregoing, subject to Section 8.4(C), a Restricted Stock Award may not vest at a rate faster than one year following the date of grant. If a Restricted Stock Award is not subject to achievement of performance goals then, subject to Section 8.4(C), such Award willfully vest over a period of at least three (3) years from the date of grant.
      4.3     Limitation on Restricted Stock Award Grants. No Participant shall receive Restricted Stock Awards in any Fiscal Year of the Company having an aggregate initial value greater than $1,000,000.
      4.4     Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Award Agreement shall grant the Company a right of forfeiture or repurchase option exercisable upon the voluntary or involuntary termination of the Participant’s service with the Company for any reason (including death or Disability). The forfeiture right or repurchase option shall lapse as the Restricted Stock Award vests.
      4.5     Other Provisions. The Restricted Stock Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.
      4.6     Rights as a Stockholder. Once the Restricted Stock Award is exercised, the Participant shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Restricted Stock Award is exercised, except as provided in Section 8.4.
      4.7     Cancellation of Restricted Stock Award. On the date set forth in the Restricted Stock Award Agreement, all unearned or unvested Restricted Stock shall be forfeited to the Company.
Section 5.     Stock Appreciation Rights
      5.1     Stock Appreciation Rights.

(A) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(B) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider, provided that during any Fiscal Year, no Participant will be granted SARs covering more than 500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted SARs covering up to an additional 500,000 Shares.

(C) Exercise Price and Other Terms. The Administrator will have complete discretion to determine the terms and conditions of SARs granted under the Plan, subject to the provisions of the Plan and the following limitations:

(i) the term of an SAR may not exceed seven (7) years from the date of grant;

(ii) the exercise price of an SAR must be at least 100% of the Fair Market Value per Share on the date of grant; and

(iii) the maximum payment any Participant may be entitled to receive pursuant to subsection (F) below shall not exceed 100% of the exercise price of the underlying SAR.

(D) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(E) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, that, the term of the SAR shall not exceed seven (7) years. Notwithstanding the foregoing, the rules of Sections 3.7(B), (C), and (D) also will apply to SARs.

(F) Payment of SAR Amount. Subject to the limitation set out in Section 5.1 (C)(iii) above, upon the exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
Section 6.     Restricted Stock Units
      6.1     Grant of Restricted Stock Units. Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock Units having an initial value greater than $1,000,000.
      6.2     Value of Restricted Stock. Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant.
      6.3     Vesting. Subject to Section 8.4(C), a Restricted Stock Unit may not vest at a rate faster than one year following the date of grant. If a Restricted Stock Unit is not subject to achievement of performance goals then, subject to Section 8.4(C), such award willfully vest over a period of at least three (3) years from the date of grant
      6.4     Performance Objectives and Other Terms. The Administrator will set performance objectives (including, without limitation, continued service) in its discretion which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
      6.5     Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a

Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.
      6.6     Form and Timing of Payment of Restricted Stock Units. Payment of earned Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.
      6.7     Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.
Section 7.     Performance Goals
      Performance Goals. The granting and/or vesting of Restricted Stock Awards or Restricted Stock Units may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Individual Performance Objectives (e) Net Income, (f) Operating Cash Flow, (g) Operating Income, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, and (k) Total Stockholder Return. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.
Section 8.     General Provisions
      8.1     Term of Plan. Subject to Section 8.11, the Plan shall become effective on September 24, 2003. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 8.6.
      8.2     Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator, in its sole discretion, makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933.
      8.3     Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will not be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

      8.4     Adjustments Upon Changes in Capitalization, Merger or Change in Control.

(A) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Shares as well as the price per Share covered by each outstanding Award, and the numerical Share limits in Sections 2, 3, 4, 5, and 6, shall be proportionately adjusted for any change in, or increase or decrease in the number of issued Shares, resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change, or increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall make such adjustment, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(B) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, or earned, an Award will terminate immediately prior to the consummation of such proposed action.

(C) Merger or Change in Control.

(i) Awards. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

(1) In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Option, Restricted Stock Award, or Stock Appreciation Right as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock will lapse and all performance goals or other vesting criteria with respect to Restricted Stock Units will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option, Restricted Stock Award, or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option, Restricted Stock Award, or Stock Appreciation Right shall be fully vested and exercisable for a period of not less than fifteen (15) days from the date of such notice, and the Option, Restricted Stock Award, or Stock Appreciation Right shall terminate upon the expiration of such period.

(2) For the purposes of this Section 8.4(C)(i), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control (and in the case of Restricted Stock Units, for each implied Share determined by dividing the value of the Restricted Stock Unit by the per Share consideration received by holders of Common Stock in the merger or Change in Control), an amount of consideration (whether stock, cash, or other securities or property) equal to the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, Restricted Stock Award, or Stock Appreciation Right, for each Share subject to such Award (or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or Change in Control.

(3) Notwithstanding anything in Section 8.4(C)(i)(2) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-asset sale corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(D) Outside Director Option Grants. Notwithstanding anything in Section 8.4(C)(i) to the contrary, in the event of a merger of the Company with or into another corporation, or a Change in Control, in which an Outside Director is terminated or asked to resign, Options granted to such Outside Director under Section 3.2 shall vest 100% immediately prior to such merger or Change in Control. In the event of a merger or Change in Control in which an Outside Director is not terminated or asked to resign, such Outside Director’s Options granted under Section 3.2 shall be treated under the terms of Section 8.4(C)(i).
      8.5     Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
      8.6     Amendment and Termination of the Plan.

(A) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(B) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without the approval of the Company’s stockholders:

(i) materially increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization as set forth in Section 8.4(A);

(ii) materially modify the requirements for eligibility to participate in the Plan, or

(iii) reprice Options issued under the Plan by lowering the exercise price of a previously granted Award, by canceling outstanding Options and issuing replacements, or by otherwise replacing existing Options with substitute Options with a lower exercise price.

(C) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

      8.7     Conditions Upon Issuance of Shares.

(A) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(B) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
      8.8     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
      8.9     Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
      8.10     Participant’s Relationship with Company. Neither the Plan nor any Award shall confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.
      8.11     Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.
END OF PLAN

APPENDIX D
PLANTRONICS, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN.
(Board Approval: June 10, 2002)
(Shareholders Approval: July 17, 2002)
      1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
      2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Company” shall mean Plantronics, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.

(e) “Compensation” shall mean all base straight time gross earnings, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation.

(f) “Designated Subsidiary” shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g) “Employee” shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(h) “Enrollment Date” shall mean the first day of each Offering Period.

(i) “Exercise Date” shall mean the last day of each Offering Period.

(j) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(k) “Offering Period” shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(l) “Plan” shall mean this Employee Stock Purchase Plan.

(m) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 20.

(n) “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(o) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(p) “Trading Day” shall mean a day on which national stock exchanges and the NYSE System are open for trading.
      3. Eligibility.

(a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.
      4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on or around February 1 and August 1 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period under the Plan shall commence on the first Trading Day on or after August 1, 2002 and end on the last Trading Day on or before January 31, 2003, and the second Offering Period hereunder shall commence on the first Trading Day on or after February 1, 2003 and end on the last Trading Day on or before July 31, 2003. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.
      5. Participation.

(a) Enrollment. An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions to this Plan and filing it with the Company’s payroll office prior to the applicable Enrollment Date.

(b) Payroll Deductions. Payroll deductions for a participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

      6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not less than one percent (1.0%) and not exceeding ten percent (10.0%) of the Compensation which he or she receives on each pay day during the Offering Period.

(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may, on one occasion during the Offering Period, decrease (but not increase) the rate of his or her payroll deductions during the Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The change in rate shall be effective as soon as possible after the Company’s receipt of the new subscription agreement. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.
      7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than 1,000 shares (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Employee may accept the grant of such option by turning in a completed and signed subscription agreement to the Company on or prior to the first day of the Offering Period. The administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an employee may purchase during an Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.
      8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Fractional shares may be purchased subject to the limitations set forth in Section 3(b). Any payroll deductions accumulated in a participant’s account which are in excess of the amounts permissible for the purchase of shares authorized under Section 3(b), shall be returned to the participant no later than the Exercise Date of the relevant Offering Period. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.
      9. Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option.
      10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.
      11. Termination of Employment. Upon a participant’s ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.
      12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.
      13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 300,000 shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.
      14. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

      15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
      16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
      17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
      18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
      19. Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

      20. Amendment or Termination.

(a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

(d) Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

      21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
      22. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
      23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.
END OF PLAN

APPENDIX E
PLANTRONICS, INC.
REGULAR, SUPPLEMENTAL AND OVER ACHIEVEMENT PERFORMANCE BONUS PLAN
      1) Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable individual performance goals. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code section 162(m).
      2) Definitions.

“Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

“Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

“Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

“Board” means the Board of Directors of the Company.

“Cash Position” means the Company’s level of cash and cash equivalents.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

“Company” means Plantronics, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

“Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.

“Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

“Fiscal Year” means a fiscal year of the Company.

“Individual Performance Objective” means any individual Company business-related objective that is objectively determinable within the meaning of Code Section 162(m) and the Treasury Regulations promulgated thereunder. Individual Performance Objectives shall include, but not be limited to, improvement in customer satisfaction, and similar objectively determinable performance objectives related to the Participant’s job responsibilities with the Company.

“Maximum Award” means as to any Participant for any Performance Period, $2 million.

“Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles.

“Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

“Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

“Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.

“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Operating Income, (g) Return on Assets, (h) Return on Equity, (i) Return on Sales, (j) Total Stockholder Return, and (k) Individual Performance Objectives. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

“Performance Period” means any Fiscal Year or such other period longer than a Fiscal Year but not in excess of three Fiscal Years, as determined by the Committee in its sole discretion.

“Plan” means this Performance Bonus Plan.

“Plan Year” means the Company’s fiscal year.

“Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

“Return on Equity” means the percentage equal to the Company’s Net Income divided by average shareholder’s equity, determined in accordance with generally accepted accounting principles.

“Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

“Section 162(m)“ means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

“Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

      3) Plan Administration.

a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
      4) Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers and other key employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.
      5) Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.
      6) Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.
      7) Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.
      8) Determination of Awards; Award Payment.

a) Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than 90 days after the end of the applicable Performance Period.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Covered Employees as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

      9) Term of Plan. The Plan shall first apply to the Company’s 2007 Plan Year. The Plan shall terminate with respect to the 2007 Plan Year and all subsequent Plan Years unless it is approved at the 2006 annual meeting of the Company’s shareholders. Once approved by the Company’s shareholders, the Plan shall continue until terminated under Section 10 of the Plan.
      10) Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.
      11) Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.
      12) At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.
      13) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
      14) Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
      15) Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.
      16) Governing Law. The Plan shall be governed by the laws of the State of California.
END OF PLAN

DETACH HERE
This PROXY is solicited on behalf of the Board of Directors of
PLANTRONICS, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS
July 26, 2006
The undersigned stockholder of PLANTRONICS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 16, 2006, and hereby appoints S. Kenneth Kannappan, Barbara V. Scherer, and Richard R. Pickard, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of PLANTRONICS, INC. to be held on July 26, 2006 at 10:00 a.m. PDT, at 345 Encinal Street, Santa Cruz, California 95060, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN THIS PROXY STATEMENT, (2) FOR THE RATIFICATION AND APPROVAL OF AN INCREASE OF 1.8 MILLION SHARES IN THE COMMON STOCK ISSUABLE UNDER THE 2003 STOCK PLAN, (3) FOR THE RATIFICATION AND APPROVAL OF AN INCREASE OF 200,000 SHARES IN THE COMMON STOCK ISSUABLE UNDER THE 2002 EMPLOYEE STOCK PURCHASE PLAN, (4) FOR THE APPROVAL OF THE PERFORMANCE BONUS PLAN, AND (5) FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF PLANTRONICS FOR ITS FISCAL 2007, AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
         To vote through the Internet or by telephone, please see the instructions on the backside of this card. To vote by mail, please sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

PLANTRONICS, INC.
345 ENCINAL STREET
SANTA CRUZ, CA 95060
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by PLANTRONICS, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PLANTRONICS, INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PTRON1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PLANTRONICS, INC.
The Board of Directors recommends a vote “FOR”
Items 1, 2, 3, 4 and 5.

Vote on Directors
1.	Election of Directors.
Nominees.
	(01) Marv Tseu	(05) Trude Taylor
	(02) Ken Kannappan	(06) Roger Wery
	(03) Gregg Hammann	(07) John Hart
(04) Marshall Mohr

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐

		For	Against	Abstain
Vote on Proposals

2.	Proposal to ratify and approve an increase of 1.8 million shares in the Common Stock issuable under the 2003 Stock Plan and to be used solely for stock option grant awards.	☐	☐	☐

3.	Proposal to ratify and approve an increase of 200,000 shares in the Common Stock issuable under the 2002 Employee Stock Purchase Plan.	☐	☐	☐

4.	Proposal to approve the Performance Bonus Plan.	☐	☐	☐

5.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal 2007.	☐	☐	☐

And, in their discretion, upon such other matter or matters which may properly come before the Annual Meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date